Exhibit 2.1

Execution Version

SHARE PURCHASE AND SALE AGREEMENT
(CONTRATO DE VENDA E COMPRA DE AÇÕES)

CDC BRASIL DISTRIBUIDORA DE TECNOLOGIAS ESPECIAIS LTDA.
(as Buyer)
(como Compradora)

GLOBAL DATA NETWORK LLP
RAFAEL NASSAR PALONI
JOÃO RICARDO DE TOLEDO
WALTER HADDAD UZUM
(as Sellers)
(como Vendedores)

InterSmart Comércio Importação, Exportação de Equipamentos Eletrônicos S.A.

Dated January 8, 2015
Datado de 8 de janeiro de 2015

Exhibit 2.1

Execution Version

TABLE OF CONTENTS
1. PURCHASE AND SALE	6
1.1. Acquisition and Sale of the Shares.	6
1.2. Transfer of Shares.	6
2. PURCHASE PRICE	7
2.1. Purchase Price; Payment of Purchase Price.	7
2.2. Escrow.	7
2.3. Target Company's Operating Model.	8
3. CLOSING DATE AND CLOSING DELIVERABLES	8
3.1. Closing Date.	8
3.2. Deliverables at Closing.	8
4. REPRESENTATIONS AND WARRANTIES OF SELLERS	9
4.1. Representations	9
4.1.1. Organization	9
4.1.2. Capitalization, Ownership of the Shares.	9
4.1.3. Authorizations	10
4.1.4. Restrictions.	10
4.1.5. Financial Statements and Balance Sheets.	10
4.1.6. Accounting Books; Records.	10
4.1.7. Absence of Certain Changes or Events.	11
4.1.8. Assets.	12
4.1.9. Real Property and Leases.	12
4.1.10. Inventories	12
4.1.11. Compliance with Laws	13
4.1.12. Absence of Undisclosed Liabilities.	13
4.1.13. Agreements.	13
4.1.14. Accounts Receivable.	14
4.1.15. Accounts Payable.	14
4.1.16. Indebtedness; Bank Accounts.	14
4.1.17. Insurance.	15
4.1.18. Absence of Credits.	15
4.1.19. Taxes.	15
4.1.20. Licenses and Permits.	16
4.1.21. Litigation.	16
4.1.22. Labor and Employees.	16
4.1.23. Employees; Employee Benefit Matters.	16
4.1.24. Employees’ Injuries.	17
4.1.25. Labor Union Activity.	17
4.1.26. Intellectual Property	17
4.1.27. Software.	17
4.1.28. Environmental.	17
4.1.29. Brokerage and Finder’s Fees	19
4.1.30. No Material Adverse Change.	19
4.1.31. Activities.	19

4.1.32. Related Party Transactions.	19
4.1.33. Target Company Sales	19
4.1.34. Customer and Suppliers.	19
4.1.35. Certain Business Practices.	19
4.1.36. Internal Controls	20
4.1.37. Conflicts of Interest.	20
4.1.38. Solvency.	21
4.1.39. Product Warranty.	21
4.1.40. Product Liability.	21
4.1.41. Customer Warranty Claims.	21
4.1.42. Powers of Attorney.	21
4.2. Disclosure.	21
5. REPRESENTATIONS AND WARRANTIES OF BUYER	22
5.1. Representations.	22
5.2. Restrictions	22
5.3. Non-compete of Buyer.	22
5.4. Corporate Authorization.	22
5.5. Governmental Authorization.	22
5.6. No Claims.	23
5.7. Purchase for Investment.	23
5.8. Corporate Reorganizations and SAP implementation during the Earn-Out Period.	23
6. ADDITIONAL COMMITMENTS	23
6.1. Public Announcements.	23
6.2. Post-Closing Obligations.	23
6.3. Brazilian Competition Authorities.	24
6.4. Conversion to June 30 Financial Year End.	24
6.5. Target Company’s Potential Tax Credits.	24
7. NON-COMPETITION AND NON-SOLICITATION	24
7.1. Non-Competition Definitions	24
7.1.1. “Non-Competition Period”	24
7.1.2. “Relevant Person”	24
7.1.3. “Relevant Products or Services”	24
7.2. Non-Competition Obligations.	25
7.3. Damages for Breach of Section 7.	26
8. CONFIDENTIALITY	26
8.1. Confidentiality Obligations.	26
8.2. Term of Confidentiality Obligations.	26
9. INDEMNIFICATION	27
9.1. Survival of Representations, Warranties and Agreements.	27
9.2. Indemnification.	27
9.3. Limitations on Indemnification.	28
9.4. Procedure for Indemnification with Respect to Third Party Claims.	29
9.5. Procedure for Indemnification with Respect to Non-Third Party Claims.	31
10. MISCELLANEOUS PROVISIONS	31

TABLE OF CONTENTS
1. PURCHASE AND SALE	6
1.1. Acquisition and Sale of the Shares.	6
1.2. Transfer of Shares.	6
2. PURCHASE PRICE	7
2.1. Purchase Price; Payment of Purchase Price.	7
2.2. Escrow.	7
2.3. Target Company's Operating Model.	8
3. CLOSING DATE AND CLOSING DELIVERABLES	8
3.1. Closing Date.	8
3.2. Deliverables at Closing.	8
4. REPRESENTATIONS AND WARRANTIES OF SELLERS	9
4.1. Representations	9
4.1.1. Organization	9
4.1.2. Capitalization, Ownership of the Shares.	9
4.1.3. Authorizations	10
4.1.4. Restrictions.	10
4.1.5. Financial Statements and Balance Sheets.	10
4.1.6. Accounting Books; Records.	10
4.1.7. Absence of Certain Changes or Events.	11
4.1.8. Assets.	12
4.1.9. Real Property and Leases.	12
4.1.10. Inventories	12
4.1.11. Compliance with Laws	13
4.1.12. Absence of Undisclosed Liabilities.	13
4.1.13. Agreements.	13
4.1.14. Accounts Receivable.	14
4.1.15. Accounts Payable.	14
4.1.16. Indebtedness; Bank Accounts.	14
4.1.17. Insurance.	15
4.1.18. Absence of Credits.	15
4.1.19. Taxes.	15
4.1.20. Licenses and Permits.	16
4.1.21. Litigation.	16
4.1.22. Labor and Employees.	16
4.1.23. Employees; Employee Benefit Matters.	16
4.1.24. Employees’ Injuries.	17
4.1.25. Labor Union Activity.	17
4.1.26. Intellectual Property	17
4.1.27. Software.	17
4.1.28. Environmental.	17
4.1.29. Brokerage and Finder’s Fees	19
4.1.30. No Material Adverse Change.	19
4.1.31. Activities.	19

4.1.32. Related Party Transactions.	19
4.1.33. Target Company Sales	19
4.1.34. Customer and Suppliers.	19
4.1.35. Certain Business Practices.	19
4.1.36. Internal Controls	20
4.1.37. Conflicts of Interest.	20
4.1.38. Solvency.	21
4.1.39. Product Warranty.	21
4.1.40. Product Liability.	21
4.1.41. Customer Warranty Claims.	21
4.1.42. Powers of Attorney.	21
4.2. Disclosure.	21
5. REPRESENTATIONS AND WARRANTIES OF BUYER	22
5.1. Representations.	22
5.2. Restrictions	22
5.3. Non-compete of Buyer.	22
5.4. Corporate Authorization.	22
5.5. Governmental Authorization.	22
5.6. No Claims.	23
5.7. Purchase for Investment.	23
5.8. Corporate Reorganizations and SAP implementation during the Earn-Out Period.	23
6. ADDITIONAL COMMITMENTS	23
6.1. Public Announcements.	23
6.2. Post-Closing Obligations.	23
6.3. Brazilian Competition Authorities.	24
6.4. Conversion to June 30 Financial Year End.	24
6.5. Target Company’s Potential Tax Credits.	24
7. NON-COMPETITION AND NON-SOLICITATION	24
7.1. Non-Competition Definitions	24
7.1.1. “Non-Competition Period”	24
7.1.2. “Relevant Person”	24
7.1.3. “Relevant Products or Services”	24
7.2. Non-Competition Obligations.	25
7.3. Damages for Breach of Section 7.	26
8. CONFIDENTIALITY	26
8.1. Confidentiality Obligations.	26
8.2. Term of Confidentiality Obligations.	26
9. INDEMNIFICATION	27
9.1. Survival of Representations, Warranties and Agreements.	27
9.2. Indemnification.	27
9.3. Limitations on Indemnification.	28
9.4. Procedure for Indemnification with Respect to Third Party Claims.	29
9.5. Procedure for Indemnification with Respect to Non-Third Party Claims.	31
10. MISCELLANEOUS PROVISIONS	31

10.1. Successors and Assigns.	31
10.2. Expenses.	31
10.3. Notices.	31
10.4. Entire Agreement.	32
10.5. Amendments.	32
10.6. Severability.	32
10.7. Language.	33
10.8. Governing Law.	33
10.9. Dispute Resolution	33
11. DEFINITIONS	34

SHARE PURCHASE AND SALE AGREEMENT

This Share Purchase and Sale Agreement (the “Agreement”) is entered into on January 8, 2015 by and between:

I.    CDC BRASIL DISTRIBUIDORA DE TECNOLOGIAS ESPECIAIS LTDA., a corporation duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices at Avenida Rui Barbosa, 2529, Galpão 12, Bairro Jardim Ipê, São José dos Pinhais, Paraná, 83055-320, enrolled with the CNPJ/MF under the No. 05.607.657/0001- 35, herein represented as per its bylaws (hereinafter “Buyer”);

II.    GLOBAL DATA NETWORK LLP, a company duly organized and existing under the laws of the United Kingdom, with head office at 5 Lloyds Avenue, 3rd floor, EC3N 3AE, enrolled with the Legal Entities’ Registry of the Ministry of Finance (“Cadastro Nacional de Pessoas Jurídicas do Ministério da Fazenda – CNPJ/MF”) under nº 07.396.848/0001-20, herein represented by its legal representative RAFAEL, duly qualified above, (hereinafter “Global Data”);

III.     RAFAEL NASSAR PALONI, Brazilian, married, businessman, ID Card No. 29.277.502-7 SSP-SP and Individual Taxpayer’s Registry (CPF/MF) No. 220.618.808-27, resident and domiciled in the city of São Paulo, State of São Paulo, at Alameda dos Jurupis, 777, apto 12, Moema, CEP 04088-002, (hereinafter “Rafael”);

IV.     JOÃO RICARDO DE TOLEDO, Brazilian, married, businessman, ID Card No. 920.209.400-5 and Individual Taxpayer’s Registry (CPF/MF) No. 158.623.968-61, resident and domiciled in the city of Goiânia, State of Goiás, at Rua 13, 278, ap. 14, Setor Oeste, Q B-L, CEP 74125-150, (hereinafter “João”);

V.    WALTER HADDAD UZUM, Brazilian, married, businessman, ID Card No. 9.013.131-9 SSP-SP and Individual Taxpayer’s Registry (CPF/MF) No. 065.108.278-16, resident and domiciled in the city of São Paulo, State of São Paulo, at Rua Ministro Gabriel de Rezende Passos, 433, Moema, apt. 61, CEP 04521-022 (hereinafter “Walter”);

GLOBAL DATA, RAFAEL, JOÃO, and WALTER are hereinafter referred to, collectively, as the “Sellers” and, each individually, as a “Seller”;

Buyer, on the one hand, and Sellers, on the other hand, may be referred to herein, collectively, as the “Parties” and, each individually, as a “Party”~~,~~; and

VII.    InterSmart Comércio Importação, Exportação de Equipamentos Eletrônicos S.A., a corporation duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices in the City of Goiânia, State of Goiás, at Avenida Independência, 1146, qd. 941, Lts. 20/21, Setor Leste Vila Nova, 74645-010, enrolled with the CNPJ/MF under the No. 05.996.801/0001-72, herein represented as per its bylaws (hereinafter “Target Company”).

WHEREAS

A.    GLOBAL DATA owns 91.6870% of the shares of the Target Company;

B.    RAFAEL owns 1.6565% of the shares of the Target Company;

C.    JOÃO owns 1.6565% of the shares of the Target Company; and

D.    WALTER owns 5.00% of the shares of the Target Company;

E.     The Sellers own, in the aggregate, one hundred percent (100%) of the shares of the Target Company (the “Shares”), a company with the social purpose of commerce and export, import, wholesale purchase and sale, lease and maintenance of information technology products, electronic products, machinery, informatics and office equipment and peripherals, computer programs, supplies, parts and pieces;

F.    The Target Company owns, directly or indirectly, 100% of (a) Network 1 International Colombia S.A.S., a corporation duly organized and existing under the laws of Colombia, with its head offices in the City of Cota, at Autopista Medellín Km 3.5 Costado Norte, Tax ID no. 900148010-5 (hereinafter “Intersmart Colombia”), (b) Importadora Y Comercializadora Network1 Internatinal (Chile) Limitada, a corporation duly organized and existing under the laws of Chile, with its head offices in the City of Santiago, at La Concepción 81, Oficina 508, Providencia, Tax ID no. 76.013.558-5 (hereinafter “Intersmart Chile”), (c) Intersmart S. de R.L. de C.V., a corporation duly organized and existing under the laws of Mexico, with its head offices in the City of Mexico D.F., at Javier Barros Sierra no. 540, Torre 1 Piso 5, Tax ID no. INT131202D12 (hereinafter “Intersmart Mexico”), (d) Network1 International Peru SAC, a corporation duly organized and existing under the laws of Peru, with its head offices in the City of Lima, at Calle Garcilaso de La Vega, 2501 – Lince, Tax ID no. 205191110165 (hereinafter “Intersmart Peru”) and Intersmart Technologies L.C.C., a corporation duly organized and existing under the laws of Florida, United States of America, with its head offices in Miami, at 5201 Blue Lagoon Dr., 8th floor, Tax ID no. 27-2446570 (hereinafter “Intersmart USA”);

G.    The Sellers as direct owners of the Target Company desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers one hundred percent (100%) of the Shares of the Target Company;

NOW, THEREFORE, in consideration of the foregoing and other promises and agreements contained herein, the Parties agree as follows:

1.     PURCHASE AND SALE

1.1.    Acquisition and Sale of the Shares. Under the terms and conditions of this Agreement, the Sellers hereby agree sell and transfer to the Buyer on the Closing Date, free and clear of all Liens, Claims, options and charges whatsoever, and the Buyer hereby agrees to purchase all right, title and interest related to the Shares, for the prices established in this Agreement (“Transaction”).

1.2.    Transfer of Shares. The Shares shall be sold and transferred to the Buyer at the Closing Date, by each of the Sellers, as follows:

•	GLOBAL DATA shall transfer 34.739.423 Shares of the Target Company to the Buyer, which are equivalent to 91.6870% of all of the Shares of the Target Company;

•	RAFAEL shall transfer 627.643 Shares of the Target Company to the Buyer, which are equivalent to 1.6565% of all of the Shares of the Target Company;

•	JOÃO shall transfer 627.643 Shares of the Target Company to the Buyer, which are equivalent to 1.6565% of all of the Shares of the Target Company;

•	WALTER shall transfer 1.894.454 Shares of the Target Company to the Buyer, which are equivalent to 5.00% of all of the Shares of the Target Company;

As a result of such transfers, on the Closing Date Buyer will become the owner of one hundred percent (100%) of the outstanding shares of the capital of the Target Company, and indirectly the owner of one hundred percent

(100%) of the outstanding shares of the capital of the following Subsidiaries: Intersmart Colombia, Intersmart Chile, Intersmart Mexico, Intersmart Peru and Intersmart USA.

2.     PURCHASE PRICE

2.1. Purchase Price; Payment of Purchase Price. For the sale and transfer of the Shares, the Parties agree that the Buyer shall pay to the Sellers a purchase price to be comprised of the following payments (“Purchase Price”):

(a) on the Closing Date, a portion of the Purchase Price in the aggregate amount of seventy six million, nine hundred and twenty eight thousand Reais (R$ 76,928,000.00) (the "Initial Purchase Price"), calculated as per Exhibit 2.1.(a)(1), minus the Initial Escrow Amount, shall be paid by the Buyer to the Sellers (pro rata in accordance with their ownership of the Shares) by wire transfer of immediately available funds pursuant to the Sellers’ wire instructions attached hereto as Exhibit 2.1.(a)(2);

(b) on the Closing Date, the amount of ten million Reais (R$ 10,000,000.00) (the "Initial Escrow Amount") shall be deposited in the Escrow Account in accordance with Section 2.2;

(c) the remaining portion of the Purchase Price shall be paid by the Buyer to the Sellers as an earn-out (“Earn-Out”), minus the Earn-Out Escrow Amount, subject to and in accordance with the provisions set forth on Exhibit 2.1.(c)(1) (Earn-out Calculation); Exhibit 2.1.(c)(2) (Form of Annual Certification) and Exhibit 2.1.(c)(3) (Adjusted EBITDA For Earn-Out Calculations).

2.1.1. The Parties hereby agree that Buyer will deduct from each of the Earn-Out payments to be made to the Sellers, in accordance with Exhibit 2.1.(c)(1), the amount of twenty four million Reais (R$ 24,000,000.00) and deposit it in the Escrow Account, up to the total amount of ninety six million Reais (R$96,000,000.00) (the "Earn-Out Escrow Amount"). In the event that a single Earn-Out payment is not sufficient for the deduction of such twenty four million Reais (R$ 24,000,000.00), the unpaid balance shall be deducted from all subsequent Earn-Out payments until the total Earn-Out Escrow Amount is fully deducted and deposited in the Escrow Account. Upon payment of the last Earn-Out payment, it must have been deposited in the Escrow Account the total amount of one hundred and six million Reais (R$ 106,000,000.00), which corresponds to the sum of the Initial Escrow Amount and the Earn-Out Escrow Amount (the "Total Escrow Amount").

2.1.2. In the event that the amounts deposited in the Escrow Account are not sufficient to cover the amounts under dispute for Damages, in addition to the twenty four million Reais (R$ 24,000,000.00) from each Earn-Out payment, Buyer shall be permitted to deduct from the Earn-Out payment and deposit it in the Escrow Account the balance sufficient to cover the amounts under dispute.

2.1.3. If, at any point in time, in view of payment of Indemnifiable Claims, the Escrow Account is underfunded vis-à-vis the funding schedule established in Section 2.1.1. above, Sellers shall replenish the Escrow Account as it should be after each Earn-Out payment, as follows: (i) thirty four million Reais (R$34,000,000.00) after the first Earn-Out payment; (ii) fifty eight million Reais (R$58,000,000.00) after the second Earn-Out payment; (iii) eighty two million Reais (R$82,000,000.00) after the third Earn-Out payment; and (iv) one hundred and six million Reais (106,000,000.00) after the fourth Earn-Out payment.

2.2. Escrow.

2.2.1. On the Closing Date, the Buyer and Sellers shall have executed an Escrow Agreement ("Escrow Agreement") with HSBC Brazil (“Escrow Agent”), attached hereto as Exhibit 2.2.1.

2.2.2. According to the timetable set forth in Section 2.1. above, in due course, Buyer shall deposit in the account under the Escrow Agreement (the “Escrow Account”) the Total Escrow Amount.

2.2.3. The Escrow Account interest shall inure to the benefit recipient of the funds. For the sake of clarity, the recipient of the funds shall receive the interest that corresponds to the funds received. The Escrow Account fees will be deducted from the account and/or paid by the Sellers.

2.2.4. The Total Escrow Amount may be used for the indemnification of any Indemnifiable Claims giving rise to Damages. All Indemnifiable Claims must be completely and finally resolved by formal written and unappealable court order, ruling or confirmation from the applicable Brazilian government regulator or customs or taxing authority or final arbitration decision, (“Indemnifiable Escrow Claim Settlement”) prior to the release of any portion of the Escrow Amount for payment of any Indemnifiable Claims.

2.2.5. Exhibit 2.2.5 details the procedure for the release of any portion of the Total Escrow Amount to either Sellers or the Buyer, as applicable.

2.3. Target Company's Operating Model. In accordance with the Transaction, during the Earn-Out Period, the Target Company will operate under the terms and conditions established in Exhibit 2.3.

3. CLOSING DATE AND CLOSING DELIVERABLES

3.1. Closing Date. On the terms and conditions of this Agreement, and subject to the closing deliverables provided for in Section 3.2, the sale and purchase of the Shares and the consummation of the transactions contemplated hereby shall take place within 4 (four) Business days following the execution of this Agreement (the "Closing Date") at the offices of Demarest Advogados, at Av. Pedroso de Moraes, 1201, Centro Cultural Ohtake, in the city of São Paulo, State of São Paulo, or at such other place agreed to in writing by the Parties.

3.2. Deliverables at Closing. At the Closing Date, the following actions shall be taken:

(a) the Sellers shall present proof of cancellation or transfer to Sellers of the two (2) shares held in trust by Mr. Mauricio Rocha Alves de Carvalho and Mr. Luiz Beira Marcatti;

(b) the Sellers shall present all of the Target Company’s original corporate books duly registered before the Board of Trade of the State of Goiás, with all registers and transfers of Shares duly made in a true and correct form up to the Closing Date, as required by Brazilian Law, and the Registry of Transfer of Shares of the Target Company evidencing the transfer of Shares to the Buyer in the corporate books, with the terms of transference duly signed by the Parties;

(c) RAFAEL, WALTER and JOÃO shall execute the Officers’ Service Agreement with the Target Company, as set forth in Exhibit 3.2 (c);

(d) the Buyer is to provide Sellers with a copy of the by-laws or articles of association of the Buyer, as well as the corporate documents appointing their legal representatives who shall sign this Agreement;

(e) the Sellers shall provide Buyer with a legal opinion from counsel to the Sellers and the Target Company, as set forth in Exhibit 3.2.(e), dated as of the date of this Agreement, addressed to the Buyer and on which the Buyer and the Buyer’s lenders shall be entitled to rely;

(f) the Sellers shall deliver the CD-Rom or other media reflecting Data Room contents as of November 30, 2014;

(g) the Buyer shall deliver to the Sellers the Initial Purchase Price, in accordance with Section 2.1 and deposit the Initial Escrow Amount in the Escrow Account;

(h) the Sellers shall deliver a letter of resignation from each member of the board of directors and statutory officer of the Target Company other than RAFAEL, WALTER and JOÃO effective as of the Closing Date, as attached hereto as Exhibit 3.2.(h);

(i) the Buyer and the Sellers shall enter into superseding bank mandates for existing mandates and powers of attorney listed on Exhibit 3.2.(i);

(j) the Parties shall have executed the Escrow Agreement in accordance with the Exhibit 2.2.1; and

(k) Buyer shall deliver to Sellers the Corporate Guarantee Agreement in the form of Exhibit 3.2. (k), and which shall be executed by Sellers on the Closing Date.

3.3. At its sole discretion, the Buyer may waive its right to request the fulfillment by the Sellers of any such conditions on the Closing Date. Any such waiver shall be granted in writing and duly signed by the Buyer’s legal representatives.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1. Representations. The Sellers jointly represent and warrant, as of the date hereof, the following:

4.1.1. Organization. The Target Company is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and is qualified to do business in every jurisdiction in which it is required to qualify under applicable Law. Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of their respective jurisdiction and is qualified to do business in every jurisdiction in which it is required to qualify under applicable Law. The Target Company and each of its Subsidiaries have the full corporate power and authority to own and operate its assets and properties, and to carry on their businesses. Exhibit 4.1.1.(a) contains a complete list of all of the Target Company’s Subsidiaries and branches and the Sellers’ participation in any POS/AIDC, communication, and security company. Except as set out in Exhibit 4.1.1.(b), the Sellers, their Affiliates or related parties (including family members) (i) have not been involved in any business arrangement or relationship with the Target Company or its Subsidiaries within the past twelve months; (ii) are not indebted to the Target Company or its Subsidiaries and are not owed any Credit by the Target Company or its Subsidiaries; and (iii) do not own any asset, tangible or intangible, which is used in the business of the Target Company or its Subsidiaries. There are no shareholders' agreements to which the Sellers and/or the Target Company and/or its Subsidiaries may be bound. A true and correct copy of the current bylaws of the Target Company and each of its Subsidiaries is attached hereto as Exhibit 4.1.1.(c). The Target Company does not have any other Affiliates other than the Affiliate Companies.

4.1.2. Capitalization, Ownership of the Shares. The Target Company and each of its Subsidiaries are properly capitalized and all of their respective Shares are duly authorized, validly issued and fully paid and are not subject to any preemptive rights. Attached hereto as Exhibit 4.1.2 is a true and correct list setting forth the outstanding capital stock and equity interests of the Target Company and each of its Subsidiaries, the full legal name of each shareholder of record and the total number of Shares held by each. The Sellers are the direct and only record owners of the Target Company’s Shares free and clear of any and all Liens, and the Target Company is the only direct or indirect record owner of its Subsidiaries shares, free and clear of any and all Liens. Upon registration of the transfer of Shares, the Buyer will have, as of and from the Closing Date, good and valid title to the Shares, free and clear of any Lien. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target Company or any Affiliate Company or any Seller to issue, repurchase, sell, transfer, or otherwise dispose of any of the Target Company’s or Affiliate Company’s capital stock or equity interests. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock or equity interests of the Target Company or of its Subsidiaries.

4.1.3. Authorizations. The Sellers have the legal right, power and authority to enter into this Agreement and to transfer, assign and deliver the Shares as provided in this Agreement, subject to the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Sellers and the Target Company, and this Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against the Sellers in accordance with its terms. The entries in the Book of Transfer of Registered Shares and Book of Registry of Nominative Shares of the Company will convey to Buyer title to the Shares, free and clear of any and all Liens or encumbrances, security interests, agreements or Claims of any kind whatsoever.

4.1.4. Restrictions. The Sellers represent and warrant that the execution of this Agreement and the conclusion of the Transaction will not:

4.1.4.1. violate any applicable Law;

4.1.4.2. conflict with or breach any obligation, title, agreement, commitment, promise, and/or any other obligation to which Target Company or its Subsidiaries may be subject, or which it may have assumed;

4.1.4.3. violate or breach any provision of the Target Company’s or Affiliate Companies’ articles of association, bylaws or other governing documents;

4.1.4.4. require any filing with or notice to, or consent or approval of, any Governmental Authority or other Person; or

4.1.4.5. result in the imposition or creation of any Lien upon or with respect to the Shares or any of the assets of the Target Company or of its Subsidiaries.

4.1.5. Financial Statements and Balance Sheets. The audited financial statements for the fiscal years ended on December 31, 2012 and 2013 each of which is attached hereto as Exhibit 4.1.5 and the other financial information concerning the Target Company (also consolidating its Subsidiaries) provided for analysis by the Buyer and the Buyer’s legal and financial advisors during their respective due diligences (collectively, the “Financial Statements”): (i) were prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods indicated therein, (ii) present fairly the financial position, results of operations and changes in cash flows of the Target Company as of such dates and for the periods then ended, and (iii) are true, accurate and complete and in accordance with the books and records of the Target Company. The books and records of the Target Company are true, accurate and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.1.5.1. Actual results for fiscal year ending on December 31, 2014 are in line with the projections presented, and up to the date hereof there have been no significant changes in the terms or conditions with customers, vendors, practices or accounting policies to achieve those results including, but not limited to, relaxing underwriting standards, loosening reserve guidelines, or offering special returns privileges.

4.1.6. Accounting Books; Records. (i) the accounting books and records of the Target Company are complete and exact and were drafted in accordance with Brazilian legal requirements and with Brazilian GAAP, consistent with past practices (with exceptions legally mandated); (ii) the books and records reflect the registration of the financial, operational, property and control matters of the Target Company; and (iii) all existing liabilities are properly recorded on the Financial Statements . The accounting books and records of its Subsidiaries are complete and exact and were drafted in accordance with the legal requirements and generally accepted accounting principles of their respective jurisdictions.

4.1.7. Absence of Certain Changes or Events. Except as set forth on Exhibit 4.1.7 attached hereto, from January 1, 2014 through the date hereof, neither the Target Company nor any of its Subsidiaries has entered into any agreement, transaction or arrangement outside the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Target Company nor any of its Subsidiaries has:

4.1.7.1. taken any action to amend its by-laws, except as provided in Exhibit 4.1.7.1;

4.1.7.2. sold any ownership interest in the Target Company or its Subsidiaries or granted any option to purchase or subscribe for any of such interest;

4.1.7.3. incurred any obligation or Liability, except Liabilities incurred and obligations entered into in the Ordinary Course of Business or knowingly and affirmatively waived any rights of the Target Company or of its Subsidiaries in excess of one hundred thousand Reais (R$ 100,000.00);

4.1.7.4. mortgaged, pledged, or subjected to any Lien, charge or any other encumbrance any of the Target Company’s or its Subsidiaries’ assets or properties;

4.1.7.5. sold, assigned, or transferred any of the Target Company’s or its Subsidiaries’ material assets or entered into any material agreement to provide services, except in the Ordinary Course of Business of the Target Company or of its Subsidiaries;

4.1.7.6. cancelled any debts or Claims of the Target Company or of its Subsidiaries, except in the Ordinary Course of Business;

4.1.7.7. merged or consolidated the Target Company or its Subsidiaries with or into any other entity;

4.1.7.8. made, accrued or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increased the rate of compensation payable or to become payable by it to any of the Target Company’s or its Subsidiaries’ officers or employees, other than increases in the Ordinary Course of Business consistent with past practice;

4.1.7.9. made, accrued or become liable for any distribution, dividend or similar payment, except as disclosed in Exhibit 4.1.7.9;

4.1.7.10. modified, amended, altered or terminated any of the Target Company’s or its Subsidiaries’ contracts which involve an amount (per year or in aggregate) exceeding one hundred thousand Reais (R$ 100,000.00) (“Material Contract”), except in the Ordinary Course of Business;

4.1.7.11. taken or permitted any act or omission constituting a breach or default under any Material Contract, indenture or agreement by which the Target Company, its Subsidiaries or the Target Company’s or its Subsidiaries’ properties are bound;

4.1.7.12. failed to (i) preserve the possession and control of the Target Company’s or its Subsidiaries’ assets and business, and (ii) preserve the goodwill of its customers, suppliers and others having business relations with the Target Company or its Subsidiaries;

4.1.7.13. failed to operate the Target Company’s or its Subsidiaries’ business and maintain its books, accounts and records in the customary manner and in the Ordinary Course of Business or failed to maintain in good repair, normal wear and tear excepted, the Target Company’s or its Subsidiaries’ business premises, fixtures, furniture and equipment;

4.1.7.14. entered into any leases, contracts, agreements or understandings, other than: (i) those entered into in the Ordinary Course of Business; and (ii) those calling for payments which in the aggregate do not exceed one hundred thousand Reais (R$ 100,000.00) per month;

4.1.7.15. changed the compensation of any of the Target Company’s or its Subsidiaries’ employees or independent contractors or entered into any employment agreement, written or oral, with any management personnel or otherwise hired any management personnel other than in the Ordinary Course of Business;

4.1.7.16. materially altered the terms, status or funding condition of any Employee Plan;

4.1.7.17. made any capital improvement or expenditure except in the Ordinary Course of Business of the Target Company or of its Subsidiaries and in accordance with the Target Company’s operating plan;

4.1.7.18. altered or deviated from its past practices regarding the funding of employee benefit plans and similar plans; or

4.1.7.19. committed or agreed to do any of the foregoing in the future.

4.1.8. Assets. Except for the assets described on Exhibit 4.1.8, the Target Company and its Subsidiaries are authorized to use all of their assets required for the regular performance of their business. All the assets owned by the Target Company and its Subsidiaries are free and clear of any Liens, encumbrances or other rights of third parties. All of the Target Company’s and its Subsidiaries’ assets are duly registered in their books, in accordance with the applicable Law and, at the date hereof, (a) are all those currently used or intended to be used in the operation of the businesses of the Target Company and of its Subsidiaries and (b) will be all of the assets needed by the Target Company and its Subsidiaries to continue to operate such businesses after the date hereof as currently operated. The buildings, machinery, equipment, personal properties, vehicles and other tangible assets owned or leased by the Target Company and by its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business, and are free from patent defects with respect thereto.

4.1.9. Real Property and Leases. Exhibit 4.1.9 contains a description of all real property owned, leased, utilized or intended to be utilized in the conduct of the Target Company's and its Subsidiaries’ businesses ("Real Property"). Copies of all title records are attached to such Exhibit 4.1.9, and such copies are correct and complete as of the date hereof. All leases are in full force and effect, the Target Company and its Subsidiaries are in full compliance with their obligations thereunder and the rights of the Target Company and of its Subsidiaries thereunder are not subordinate to the rights of any third party. The Target Company and its Subsidiaries have received no written notice of default under any agreement governing any such lease, nor is the Target Company or its Subsidiaries involved in any dispute with any third party thereunder. The Target Company and its Subsidiaries have all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property. All buildings, plants, and structures owned or leased by the Target Company or its Subsidiaries lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.1.10. Inventories. Except as set forth on Exhibit 4.1.10, the Inventory is wholly-owned by the Target Company and its Subsidiaries (i.e., no consigned inventory or other inventory to which the Target Company no longer has title) and is new, unused, current and saleable as new or returnable to the vendor (including any returned or demonstration products) in the Ordinary Course of Business of the Target Company and of its Subsidiaries ("Inventory"). The Target Company and its Subsidiaries have inventory obsolescence reserves, slow moving reserves and vendor-at-risk reserves as of December 31, 2014 and such amount is adequate and lower-of-cost or market adjustments are reflected therein in accordance with Brazilian GAAP consistently applied.

4.1.11. Compliance with Laws. The Sellers, the Target Company and its Subsidiaries are, and all times have been, in compliance with all applicable Laws and the Sellers, the Target Company and its Subsidiaries are not in default under any contract or arrangements with its clients or suppliers. The Parties hereby acknowledge and agree that Sellers will be liable and subject to indemnification in favor of the Buyer for breach or non-compliance with respect to this Section 4.1.11 only and exclusively to the extent that the Buyer effectively suffers Damages as defined in Section 9.2 of this Agreement and limited to the monetary amount of such Damages, except if the breach of compliance with all applicable Laws prevents the continuation of the Target Company's Ordinary Course of Business, in which case the Sellers will be liable in any respect.

4.1.12. Absence of Undisclosed Liabilities. Except as set forth on Exhibit 4.1.12, the Target Company and its Subsidiaries do not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, and whether due or to become due, that are not reflected in the Financial Statements.

4.1.13. Agreements. Exhibit 4.1.13 attached hereto lists all agreements entered into by the Target Company or its Subsidiaries with a value in excess of five hundred thousand Reais (R$ 500,000.00), pointing out those that could be early terminated by the other party in view of this Transaction. Except for those set forth in Exhibit 4.1.13, the Target Company and its Subsidiaries are not a party to or bound by any written or oral:

(a) contract not made in the Ordinary Course of Business;

(b) employment, employment termination or severance, consulting, services, employer's organization, non-competition, or secrecy agreement unless disclosed herein;

(c) bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase or ownership, hospitalization, insurance or other plan or arrangement providing employee benefits;

(d) collective bargaining agreement or other labor agreement;

(e) lease with respect to any real or personal property, whether as lessor or lessee as well as any ancillary agreement to terminate or amend a lease unless disclosed on Exhibit 4.1.9;

(f) dealership, manufacturer's representative, distributor, franchise, license, or agency agreement;

(g) contract or commitment for capital expenditures including, but not limited to, leasehold improvements;

(h) contract for the sale of any product at a price lower than its general pricing level for such product or service in effect on the date of such contract or any rebate agreement;

(i) partnership or joint venture agreement;

(j) mortgages, pledges, charges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets or indebtedness of the Target Company or its Subsidiaries unless disclosed on Exhibit 4.1.8 or Exhibit 4.1.16;

(k) agreement or arrangement pursuant to which the conduct of business of the Target Company or of its Subsidiaries, or the use or exploitation of its assets, in any manner, is restricted in any way;

(l) agreement which may be terminated by a party thereto as a result of the transactions contemplated by this Agreement;

(m) license, including without limitation, licenses related to any of the Intellectual Property unless disclosed on Exhibit 4.1.20 or Exhibit 4.1.26; or

(n) agreement or arrangement between the Target Company or any of its Subsidiaries and any Seller or any spouse, child or relative of any Seller, or any other Person in which any Seller has an interest unless disclosed on Exhibit 4.1.37.

With respect to each contract and agreement set forth on Exhibit 4.1.13:

(i) it is legal, valid, binding, enforceable and in full force and effect;

(ii) it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

(iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the contract or agreement; and

(iv) no party has repudiated any provision of any such contract or agreement.

4.1.14. Accounts Receivable. The balances as set forth in the Financial Statements are true, correct and complete lists of the Accounts Receivables of the Target Company and have arisen in the Ordinary Course of Business. In addition:

(a) all such Accounts Receivable resulted from the sales of services and Inventory in the Ordinary Course of Business and are expected to be collectible, using normal collection procedures, and within normal terms with adequate reserves for bad debt;

(b) since June 30, 2014, there has been no significant deterioration in the aging or risk profile of the Target Company’s or its Subsidiaries’ outstanding Accounts Receivable balances;

(c) the Target Company’s and its Subsidiaries’ underwriting policy has not changed and has been applied consistently since June 30,2014;

(d) except for the potential bad debts described on Exhibit 4.1.14.(d)(1), the Target Company has adequate reserves for potential bad debts as reflected on Exhibit 4.1.14.(d)(2) and there is no pending Claim or right of set-off with any obligor of the accounts receivable relating to the amount or validity of the Accounts Receivable; and

(e) except as described on Exhibit 4.1.14.(e), the Target Company and its Subsidiaries are not aware of any customer filing for bankruptcy or anticipating filing for bankruptcy.

4.1.15. Accounts Payable. All accounts payable balances are current and no meaningful discrepancies exist.

4.1.16. Indebtedness; Bank Accounts. Exhibit 4.1.16 sets forth a list, with a description of the most significant terms, of all obligations of the Target Company for borrowed money or obligations of the Target Company and its Subsidiaries which are evidenced by bonds, debentures, notes or similar instruments or letters of credit; all obligations of the Target Company and its Subsidiaries under any conditional sales or title retention agreements relating to property purchased by the Target Company or its Subsidiaries; all obligations of the Target Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the Ordinary Course of Business); all obligations of the Target Company and its Subsidiaries which are required to be accounted for as a capital lease pursuant to accounting principles derived from Brazilian corporate law and applicable accounting standards; all off-balance sheet Liabilities; obligations of any third party secured by any lien or encumbrance on any assets of the Target Company or of its Subsidiaries, and all obligations of the Target Company and of its Subsidiaries guaranteeing or having the economic effect of guaranteeing any obligation of any third party. Copies of all documents evidencing such obligations (or written description thereof if such obligations are not in writing) have been delivered to the Buyer. In addition, Exhibit 4.1.16 also sets forth the name, address and account number of each bank or other financial institution at which the Target Company and its Subsidiaries maintain an account, safety deposit box, deposit agreement or loan or borrowing agreements or arrangements, together with the names of all Persons who are authorized to use them and to make withdrawals, loans, borrowing or overdraft agreements.

4.1.17. Insurance. All of the insurance policies of the Target Company and its Subsidiaries are valid and in force on the date hereof and shall remain valid and in force thereafter until the expiration of the term of each insurance policy, and the insurance fees were regularly paid up to the date hereof. Exhibit 4.1.17 sets forth a list of all insurance policies entered into by the Target Company and its Subsidiaries with a description of the most significant terms. All such insurance policies are in amounts and have coverage as required by any contract to which the Target Company and each of its Subsidiaries is a party. The Target Company and its Subsidiaries are not in default with respect to their obligations under any such insurance policies, and the Target Company and its Subsidiaries have not received notice of cancellation or termination in respect of any such insurance policy. The Target Company and its Subsidiaries have not received written notice from any insurers denying any Claims.

4.1.18. Absence of Credits. The Sellers do not have any Credits, of any nature, against the Target Company or any of its Subsidiaries.

4.1.19. Taxes. Except for the Tax lawsuits described on Exhibit 4.1.19, neither the Target Company nor its Subsidiaries have any other Tax debts, Contingencies, Claims or proceedings of any nature. Up to the date hereof, the Target Company and each of its Subsidiaries have timely paid all the Taxes due, and complied with all Tax obligations in accordance with the applicable Law. Up to the date hereof, the Target Company and each of its Subsidiaries have complied with all its principal and accessories obligations regarding Taxes applicable to them (including, in the case of the Target Company, PIS, COFINS, IRPJ, IPI, FGTS, INSS, CSLL, State Tax ICMS and Municipal tax ISS). The Target Company and each of its Subsidiaries have correctly established sufficient reserves in the Financial Statements for each of the lawsuits, administrative proceedings, settlement agreements and injunctions, as well as for any delay, shortfall or reduction in the payment of Taxes, all in accordance with Brazilian GAAP and other GAAP, as applicable to its Subsidiaries. The Target Company and each of its Subsidiaries have filed all Tax Returns for which the due date falls prior to the date hereof. Each such Tax Return has been prepared in compliance with all applicable Law, and all such Tax Returns are complete and correct in all respects. The Target Company and each of its Subsidiaries have provided Buyer with true, complete and correct copies of all such Tax Returns for all Tax periods ending on or after December 31st, 2009 as produced during due diligence and as summarized in Exhibit 4.1.19.(a). There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Target Company, its Subsidiaries nor on the assets of the Target Company or of its Subsidiaries. No Claim has ever been made by a Governmental Authority with which the Target Company or any of its Subsidiary does not file and has not filed Tax Returns that the Target Company or any of its Subsidiaries is or may be required to file Tax Returns with or be subject to taxation by that Governmental Authority. No Tax Return of the Target Company or each of its Subsidiary has been examined by any applicable state, local or foreign Tax authority, and any deficiencies or assessments, including interest and penalties thereon, claimed or made as a result of any examinations (insofar as they affect the Target Company have been fully and timely paid). Except for the investigation procedures listed in Exhibit 4.1.19.(b), there are no Claims or investigations by any Governmental Authority pending or threatened against the Target Company or any of its Subsidiaries with respect to Taxes. The Target Company and its Subsidiaries have not received any written notification that any such Claims or investigations may be commenced, there is no such Claim or investigation contemplated based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Target Company or any of its Subsidiaries. The Target Company and its Subsidiaries have provided the Buyer with correct and complete copies of all examination reports, assessments, notices and statements of deficiency with respect to Taxes of the Target Company and of its Subsidiaries for all Tax periods ending on or after December 31st, 2008.

4.1.20. Licenses and Permits. To the best of Sellers’ Knowledge, the Target Company and its Subsidiaries have all licenses, permits and authorizations required for the Ordinary Course of Business and for the regular course of the activities of their corporate purpose and business, and a list of such licenses, permits and authorizations is attached as Exhibit 4.1.20.

4.1.21. Litigation. Except as described on Exhibit 4.1.21, there are no pending lawsuits or other Claims related to the Shares or the Target Company or of its Subsidiaries, or that may directly or indirectly affect the execution and the performance of this Agreement, the compliance by the Parties with the obligations set forth herein or the performance by the Target Company or by its Subsidiaries of any activities in the Ordinary Course of Business. To the best of Sellers Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such lawsuits or Claims.

4.1.22. Labor and Employees. Except Claims on Exhibit 4.1.22.(a), no present or former employee or present or former independent consultant of a Seller or of the Target Company or of its Subsidiaries has a pending Claim, of which a Seller or Target Company is aware, against any of the Sellers and/or the Target Company and/or any of its Subsidiaries. In addition, Exhibit 4.1.22.(b) contains (i) the name, job title, current monthly gross rate of pay and date and amount of last salary increase of each of the current employees of the Target Company and of its Subsidiaries, (ii) any general increase, since January 1, 2014 up to the date hereof, in the rate of compensation paid to the Target Company's and its Subsidiaries salaried and hourly employees, and (iii) all presently outstanding loans and advances (other than routine travel advances) made by the Target Company or its Subsidiaries to any employee and the current status thereof. All employee benefits, in cash or in kind, provided to employees of the Target Company and of its Subsidiaries are also listed in Exhibit 4.1.22.(c), including without limitation all pension and retirement benefits beyond mandatory Brazilian statutory or regulatory obligations. The Target Company and its Subsidiaries are in full compliance with all statutory or regulatory requirements with respect to its employees, including, but not limited to, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labor charges under applicable labor Laws. All of the salaries, social security contributions and benefits are duly and timely paid to the Target Company’s and its Subsidiaries’ employees. Exhibit 4.1.22.(d) contains a list of all written and oral consulting, distribution, sales agency, alliance or other service or outsourced contractor agreements. The Target Company and its Subsidiaries are not now, and will not in the future be, subject to a determination under applicable labor Laws to the effect that any individuals performing services to the Target Company and its Subsidiaries are entitled to benefits normally granted to employees under applicable labor Laws. The Target Company and its Subsidiaries do not have collective bargaining or other syndicate agreements, except for the collective bargaining agreement applicable to the category of its employees, and is not currently involved in any negotiations with syndicates or syndicate representatives regarding such agreements.

4.1.23. Employees; Employee Benefit Matters. Except as described on Exhibit 4.1.23, the Target Company and its Subsidiaries are in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety, and there is no individual or other proceeding pending, nor investigation pending or threatened against it relating to any of the above; there is no labor strike, individual or collective labor dispute (other than routine individual grievances), or general slowdown or stoppage pending or threatened against it, including with respect to any matter relating to workers’ profit-sharing benefits; and no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened against it in writing, which could reasonably be expected to have a material adverse effect on the Transaction. Since January 1, 2014, the Target Company and its Subsidiaries have not changed any employment contract or profit sharing plan for employees nor increased wages, salary or pension, nor created or changed any benefits or made any bonus payments beyond those set forth in the normal course of its employee relations.

4.1.24. Employees’ Injuries. Exhibit 4.1.24 describes (a) all closed, pending or threatened Claims during the last five (5) years of employees of the Target Company and its Subsidiaries related to compensation for any injury, disability or illness arising out of their employment by the Target Company and its Subsidiaries and (b) all accidents which occurred within the past three (3) years in which any employee of the Target Company or of any of its Subsidiaries was injured.

4.1.25. Labor Union Activity. There has not been during the last five (5) years, nor is there currently pending or threatened, any activity by employees of the Target Company or of its Subsidiaries or by any trade union relating to the representation of such employees by any trade union, nor has there been any strike, work stoppage or labor trouble involving the employees of the Target Company or of its Subsidiaries during said period.

4.1.26. Intellectual Property. (a) Exhibit 4.1.26 sets forth an accurate and complete list of all trademarks, trade names, material registered and unregistered copyrights and other Intellectual Property that is held by the Target Company and its Subsidiaries. The Target Company and its Subsidiaries own, on an exclusive basis, free and clear of all Liens, all of the Intellectual Property related to their businesses. (b) The Target Company and its Subsidiaries do not pay or receive any royalty from anyone with respect to any of the Intellectual Property nor have they licensed anyone to use any of the Intellectual Property. (c) The items of Intellectual Property listed on Exhibit 4.1.26 are valid, have not lapsed and are enforceable, and all pending applications are in good standing and not opposed. The Target Company and its Subsidiaries are not in default or in violation with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained. (d) There is no suit, action, complaint, or other legal proceeding pending or threatened or otherwise noticed, claiming that the Intellectual Property or any Intellectual Property of products sold infringes on or otherwise violates any Intellectual Property rights and, no valid basis for any such suit, action, complaint, or other legal proceeding exists which would result in a successful Claim. Target Company and its Subsidiaries have not agreed to indemnify any Person against any charge of infringement or other violation with respect to such Intellectual Property or Intellectual Property of products sold. With respect to such Intellectual Property, the Target Company and its Subsidiaries have not (i) infringed, misappropriated, otherwise violated, or (ii) contributed to the infringement, misappropriation or other violation by others, or (iii) induced infringement, misappropriation or other violation by others of the Intellectual Property rights of a third Person.

4.1.27. Software. All the software used by the Target Company and its Subsidiaries is regular and valid, and the Target Company and its Subsidiaries hold all the licenses required and sufficient for the conduct of their business. The Transaction shall have no impact on software licenses used by the Target Company or its Subsidiaries.

4.1.28. Environmental. To Sellers’ best knowledge, all assets and property currently or previously owned or used by the Target Company and its Subsidiaries, and products sold in connection with the Target Company’s and its Subsidiaries’ businesses (“Environmental Property”), all conditions on and uses of the Environmental Property, and all ownership and operations of the Environmental Property and of the Target Company and its Subsidiaries is, and at all times has been, in compliance with all environmental and occupational health and safety Laws, statutes and regulations. There is no environmental contamination caused by the Target Company or any of its Subsidiaries including, but not limited to, soil or groundwater contamination, air emission or water contamination, air emission or water discharge above applicable standards. To Sellers’ best knowledge, the Target Company and its Subsidiaries have not engaged in any inappropriate management, storage, transportation or final disposal of waste or by-products, hazardous and non-hazardous, except as set forth in Exhibit 4.1.28. There are no (a) proceedings or governmental investigations concerning or against the Target Company or any of its Subsidiaries arising from or relating to environmental matters pending before any court, tribunal or governmental instrumentality, (b) citations, summons, directives, orders or notices of a threatened or actual violation of any Law concerning or against the Target Company or any of its Subsidiaries relating to environmental matters, or (c) Liens arising from or related to environmental matters, or any governmental actions resulting in the imposition of any such Lien on any of the Real Property. No conditions or circumstances exist and no acts or omissions have occurred on the Real Property or affecting any of the Real Property, which could be reasonably expected to result in any investigation, claim, lawsuit, arbitration or regulatory suit or action alleging harm, injury or non-compliance with any environmental Law or regulation, or requiring remedial measures or clean-up by the Target Company or its Subsidiaries of any environmental conditions.

4.1.28.1. Except as set forth on Exhibit 4.28.1 there are no (i) Hazardous Materials present, stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Environmental Property, or (iii) underground storage tanks on or beneath the Environmental Property.

4.1.28.2. The Target Company and its Subsidiaries have delivered to the Buyer, prior to the execution of this Agreement, complete copies of any and all of the following in the possession of the Target Company and its Subsidiaries, or their respective agents, consultants or attorneys: (i) documents received by the Target Company from, or submitted by any of the Sellers, or the Target Company to the Brazilian Environmental Protection Agency and/or any federal, state or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Target Company on the health and safety of any Person, the environmental condition of the Environmental Property, or any adjoining, adjacent or neighboring property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property, or any adjoining, adjacent or neighboring property. All such documents, filings, reviews, audits, and reports regarding Environmental Property are listed on Exhibit 4.1.28.2 attached hereto.

4.1.28.3. There never has been pending or threatened against the Target Company or any of its Subsidiaries, any civil, criminal or administrative action, suit, summons, citation, complaint, Claim, notice, demand, request, judgment, order, Lien, proceeding, hearing, study, inquiry or investigation based on or related to any environmental permits or an environmental Law.

4.1.28.4. No facts, circumstances, activities, incidents or conditions exist with respect to the Environmental Property or any property at which the Target Company or its Subsidiaries arranged for the disposal, recycling or treatment of Hazardous Materials, that could reasonably be expected to: (i) result in the Target Company or its Subsidiaries incurring any losses, liabilities or expenses under any environmental Law or environmental Permit; (ii) interfere with, prevent, or increase the costs of compliance or continued compliance with any environmental permits or any renewal or transfer thereof or any environmental Law; and (iii) make more stringent any restriction, limitation, requirement or condition under any environmental Law or any environmental permit in connection with the operations on the Environmental Property.

4.1.28.5. Set forth on Exhibit 4.28.5 is a list of all sites where the Target Company’s and its Subsidiaries’ Hazardous Materials may have been sent in the past, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site.

4.1.28.6. There is not nor has there been exposure, or resulting consequences, to any Persons, including, without limitation, employees of the Target Company and its Subsidiaries, to any Hazardous Materials stored, treated, generated or handled at the Environmental Property or in a product manufactured, sold, distributed or disposed of by the Target Company or its Subsidiaries.

4.1.29. Brokerage and Finder’s Fees. None of the Sellers, the Target Company or its Subsidiaries, or any member, shareholder, officer or employee thereof, has incurred or will incur on behalf of the Target Company, its Subsidiaries or any of their respective members or shareholders, in any brokerage, finder’s or similar fee in connection with the transactions contemplated hereby. In the event any such fees are incurred, they will be exclusively borne by the Sellers.

4.1.30. No Material Adverse Change. Except for the events mentioned on Exhibit 4.1.30, since August 14th, 2014 the Sellers have conducted the Target Company’s and its Subsidiaries’ businesses only in the Ordinary Course of Business and there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Target Company or its Subsidiaries or the Sellers, and no event has occurred or circumstance exists that may result in a Relevant Adverse Effect.

4.1.31. Activities. The Target Company and its Subsidiaries do not perform any activity other than those described in its corporate purposes.

4.1.32. Related Party Transactions. Neither the Sellers, nor their ascendants and/or descendants, directly or indirectly, have been involved in any transaction, agreement or commercial relationship currently in force with the Target Company or its Subsidiaries in the last 12 (twelve) months, involving an amount greater than fifty thousand Reais (R$ 50,000.00). The Sellers do not have any Credits against the Target Company or its Subsidiaries, and there are no related party loans to which the Target Company or and its Subsidiaries is a party.

4.1.33. Target Company Sales. All of the Target Company’s and its Subsidiaries’ sales are to resellers system integrators and service providers or, in cases where the end-user is invoiced directly by the Target Company or any of its Subsidiaries, a reseller is paid a commission (i.e. no end -user sales).

4.1.34. Customer and Suppliers. Except as described in Exhibit 4.1.34, since July 31, 2014, there has not been any adverse change in the business relationship of the Target Company or of any of its Subsidiaries with any material customer or supplier, and the Target Company and its Subsidiaries have no reason to believe that there will be any such adverse change in the future as a result of the consummation of the Transaction or otherwise. Exhibit 4.1.34.(a) contains a complete and accurate list of the twenty (20) suppliers and twenty (20) customers of the Target Company and of its Subsidiaries that accounted for the greatest amount of its purchases and sales (measured in Reais), respectively, during the calendar years ended 2012 and 2013.

4.1.35. Certain Business Practices.
(a) The Target Company, its Subsidiaries and their managers, partners, directors, officers, agents and employees have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(b) The Target Company, its Subsidiaries and their managers, partners, directors, officers, agents and employees or any entity controlled by any of the foregoing have not made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target Company and of its Subsidiaries.

(c) The Target Company and its Subsidiaries currently maintain, and have maintained for the six (6) months prior to the date hereof, a backup system for Target Company’s and its Subsidiaries’ data, which backup system is as described in Exhibit 4.1.35.(c)(1) attached hereto.

(d) Without limiting the generality of the foregoing, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Target Company or by its Subsidiaries in the conduct of its business have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Target Company or by its Subsidiaries.

(e) The Target Company and its Subsidiaries are covered by business insurances that are sufficient and appropriate for their activities.

4.1.36. Internal Controls. (a) The Target Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Brazilian GAAP (or their local GAAP, in the case of its Subsidiaries), to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Target Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information. (b) Since December 31, 2008 neither the Target Company, its Subsidiaries, nor any manager, partner director, officer, employee, auditor, accountant, attorney or representative of the Target Company or of its Subsidiaries has received or otherwise has or obtained knowledge of (i) any written complaint, allegation, assertion or Claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Target Company or its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or Claim that the Target Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or (ii) any fraud, whether or not material, that involves management or other employees of the Target Company or of its Subsidiaries, who have a significant role in such internal controls.

4.1.37. Conflicts of Interest. Except as disclosed in Exhibit 4.1.37, no officer, director, Seller or employee of the Target Company or of its Subsidiaries nor any Affiliate of any such Person, now has or since the Target Company’s or its Subsidiaries’ inception had, either directly or indirectly:

(a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity, which furnishes or sells, or during such period furnished or sold, services or products to the Target Company or its Subsidiaries, or purchases, or during such period purchased, from the Target Company or its Subsidiaries any goods or services, or otherwise does, or during such period did, business with the Target Company or its Subsidiaries; or

(b) beneficial interest in any contract, commitment or agreement to which the Target Company or any of its Subsidiaries is or was a party, or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Target Company or its Subsidiaries and such Persons in their capacities as employees, officers or directors of the Target Company or of its Subsidiaries.

The Sellers agree and warrant that the agreements or transactions disclosed in Exhibit 4.1.37, if continued after the date hereof, shall be pre-approved by Buyer’s President to ensure that such agreements or transactions are at arm’s length.

4.1.38. Solvency. The Target Company and its Subsidiaries are not now Insolvent, and will not be rendered Insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Target Company and its Subsidiaries will be able to pay their debts as they become due; and (b) taking into account all pending and threatened litigation, final judgments against the Target Company or its Subsidiaries in actions for money damages, they are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Target Company or its Subsidiaries will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Target Company and of its Subsidiaries. As used in this Section: “Insolvent” means that the sum of the present fair saleable value of the Target Company’s (or each of its Subsidiaries’, as the case may be) assets does not and will not exceed its debts and other probable liabilities.

4.1.39. Product Warranty. Each product sold, leased, or delivered by the Target Company or by any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target Company and its Subsidiaries have no Liability (and there is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty Claims set forth on the face of the most recent balance sheet provided by Target Company to Buyer (rather than in any notes thereto) as adjusted for the passage of time until the date hereof in accordance with the past custom and practice of the Company. Exhibit 4.1.39 includes copies of the standard terms and conditions of sale or lease for the Target Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product sold, leased, or delivered by the Target Company or by any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Exhibit 4.1.39.

4.1.40. Product Liability. Target Company and its Subsidiaries have no Liability (and to the best Sellers’ Knowledge, there is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by the Target Company or by any of its Subsidiaries.

4.1.41. Customer Warranty Claims. There are no defects in the design or manufacture of products contained in the Inventories of the Target Company or of its Subsidiaries or sold by the Target Company or by its Subsidiaries, which would result in other than normal warranty claims, require the recall of such products or provide customers with a basis to reject such products or revoke acceptance of such products. The Sellers shall remain liable for all products returned, customer warranty claims and breach of contract or related claims for products sold by the Target Company and its Subsidiaries prior to the Closing Date.

4.1.42. Powers of Attorney. Except for the ones listed in Exhibit 4.1.42, no powers of attorney granted by the Target Company or its Subsidiaries are in force.

4.2. Disclosure. Sellers represent and warrant that all the information provided in this Agreement, including, but not limited to, the information related to the “Representations and Warranties” set forth in this Section 4, are accurate and complete in all material respects and reflect the Target Company’s and its Subsidiaries’ reality, and that no information that should be reasonably known by the Buyer in the context of the Transaction has not been disclosed by the Sellers. RAFAEL is liable to fully indemnify the Buyer and/or its officers, executives, employees, agents, Subsidiaries and Affiliates for any losses or damages related to the default or inaccuracy of the information provided in this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

5.1. Representations. The Buyer hereby represents and warrants that it is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has the power to enter into this Agreement and to carry out its obligations hereunder.

5.2. Restrictions. The Buyer represents and warrants that the execution of this Agreement will not result in:

5.2.1. the violation of any Law; the contravention of any provision of any statute, decree, rule or regulation binding upon the Buyer; or the contravention of any judgment, decree, order or permit applicable to the Buyer;

5.2.2. a conflict or breach of any obligation, title, agreement, commitment, promise, and/or any other obligation to which the Buyer may be subject, or which it may have assumed; or

5.2.3. a breach, conflict or default of any provision of the Buyer and/or its shareholders’ articles of association or other governing documents.

5.3. Non-compete of Buyer. Subject to a six month transition period immediately following Closing, pursuant to Exhibit 2.3., Target Company’s Operating Model, Buyer and any of its Subsidiaries and parent companies agree not to compete with Target Company or its Subsidiaries, as a wholesale distributor of communications, related software and related services as currently sold by Buyer and its Subsidiaries, directly or by means of any channel within Latin America without the written consent of RAFAEL and WALTER, which shall not be unreasonably withheld.

5.3.1. Damages for Breach of Section 5.3. Subject to the six month transition period immediately following Closing pursuant to Exhibit 2.3., Target Company’s Operating Model, the Buyer shall be obliged to pay to the Sellers a contractual penalty for each case of breach of the obligations set forth in this Section 5.3. The amount of the penalty shall be twenty thousand Reais (R$ 20,000.00) for each breach (which shall be paid pro rata to the Sellers by the Buyer). Upon receipt of a written reminder, every two weeks period of continued breach shall be considered another case of breach. Further claims of Sellers, in particular claims for damages, shall not be affected. Sellers shall not be deemed to have waived the requirement of the Buyer, and the Buyer shall not be deemed to be relieved from its obligations to comply with the obligations of Section 5.3 by any Seller accepting payment of such penalty or seeking any other remedy available to which Sellers may be entitled under this Agreement or applicable Law.

5.4. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement on the date hereof are within the corporate powers of Buyer and have been duly authorized by all necessary corporate actions by Buyer.

5.5. Governmental Authorization. In connection with the execution of this Agreement and any and all other agreements and documents in relation thereto, Buyer has obtained all necessary authorizations, consents and approvals by any governmental, judicial or public body or authority at Buyer’s jurisdiction, which authorizations, consents and approvals shall be in full force and effect by the Closing Date.

5.6. No Claims. There is no Claim, action, suit or proceeding, or any governmental investigation pending or threatened against the Buyer by or before any court or governmental entity that could or would reasonably be expected to impede the ability of the Buyer to perform or complete any of the obligations contemplated in this Agreement in any respect.

5.7. Purchase for Investment. The Buyer is acquiring the Shares to continue developing the Target Company’s business. The Buyer is not seeking to resell the Shares of the Target Company’s business to an unrelated third party, and has no present intention of selling, granting any equity in, or otherwise distributing the Target Company's business to an unrelated third party. The Buyer does not have any contract, agreement or arrangement with any third party to sell or transfer the Shares or the Target Company's business to any such third party, with respect to the Target Company's business or any part thereof. However, in case Buyer resells or transfer the Shares to third parties during the Earn Out Period, Buyer shall properly and timely inform Sellers’ and, at the exclusively request of the Sellers, accelerate the Earn Out payment (except for the portions that will be deposited in the Escrow Account. In case Sellers decide to accelerate the Earn Out receipt, Buyer shall pay the amounts due within 5 (five) Business Days counting from the date of the resell or transfer of the Shares. The Earn Out calculation will be based on the Target Company’s results of the year preceding the respective resell or transfer of Shares.

5.8. Corporate Reorganizations and SAP implementation during the Earn-Out Period. During the Earn-Out Period, Buyer shall give a 60-days' notice to Sellers prior to the start of the implementation of: (i) any corporate reorganization (i.e. spin-offs and mergers); or (ii) the implementation of computer systems (such as SAP) that may directly impact the timing of receivables of the Target Company from its clients. Notwithstanding items (i) and (ii) above, the calculation of the Earn-Out shall always take into consideration solely the results generated and expenses allocated by the Target Company (BU Latin American Communications).

6. ADDITIONAL COMMITMENTS

6.1. Public Announcements. The Parties shall not issue or make any press release or other public statements or otherwise announce the transactions described herein to employees, customers or suppliers unless such release, statement or announcement has been expressly approved by the Parties. The Buyer reserves the right to make such disclosures as necessary for compliance with United States Laws and securities rules and regulations.

6.2. Post-Closing Obligations. (a) The Target Company and its Subsidiaries shall be responsible for any and all post-closing matters required by virtue of the execution of this Agreement and/or the assignment of the Shares, including, but not limited to, the communication to all public authorities, clients and suppliers, if necessary, and the update of all of the Target Company’s and its Subsidiaries’ public registrations. The Sellers agree that their cooperation will be necessary with respect to post-closing matters. Exhibit 6.2.(a) contains a list of post-closing measures that the Target Company and its Subsidiaries will perform with the full cooperation of the Sellers and the Buyer to the extent needed for the completion of the implementation of all of the obligations set forth in this Agreement.

(b) Within sixty (60) days after the Closing Date, the Sellers shall cause the Target Company to prepare and deliver to the Buyer a preliminary Brazilian GAAP balance sheet (consolidating its Subsidiaries) as of December 31, 2014 (“Closing Balance Sheet”). Such audit shall be performed by Buyer’s accounting firm. Such Closing Balance Sheet shall be prepared consistent with the Financial Statements, except as adjusted to US GAAP.

Using the Closing Balance Sheet provided by the Sellers as a starting point, the Buyer shall provide the Sellers with US GAAP adjustments which are consistent with the 2013 audited Financial Statements. The Target

Company shall book the aforementioned adjustments and any other US GAAP adjustments to arrive at the US GAAP balance sheet as of the Closing Date (“Final Closing Balance Sheet”). The Final Closing Balance Sheet shall be delivered by the Target Company within seven (7) days of receiving the Buyer-supplied aforementioned adjustments.

(c) On the Closing Date, the Sellers shall inform its banks and lenders about the Transaction and instruct them to authorize the Buyer’s designee to have access to and control of all Cash and liquidity management of the Target Company and its Subsidiaries, including but not limited to, disbursement authorization on all bank accounts, access to all bank information, and borrowing and repayment authority on all loans.

6.3. Brazilian Competition Authorities. The Sellers and the Buyer made the necessary filings with the Brazilian Competition Authorities, receiving the proper approval for this Transaction. The Sellers and the Buyer jointly undertake the total and exclusive responsibility to comply with any obligation under this Agreement and all others agreements and contractual arrangements entered into between the Parties as a result of the Transaction before the Administrative Council for Economic Defense - CADE. Any cost or fee related to such filings will be borne in equal parts by both the Sellers (50%) and the Buyer (50%), but each Party shall bear with its own legal fees regarding such filing.

6.4. Conversion to June 30 Financial Year End. Following the Closing Date, the Parties agree that the Target Company shall convert to a June 30 financial year end.

6.5. Target Company’s Potential Tax Credits. Parties herein agree that prior to the date hereof, the Company has paid some taxes that can potentially be recovered based on claims filed against the Tax Authorities, as set forth in Exhibit 6.5 (the “Potential Tax Credits”). The Buyer hereby acknowledges and agrees that (i) Sellers shall be allowed to file future claims to attempt to recover the Tax Credits, to the extent such claims do not cause an adverse effect to the Target Company, and (ii) such Tax Credits, if confirmed by a final and unappealable decision, are recovered and effectively used by the Target Company within 10 (ten) years after Closing. The Tax Credits recovered shall become an additional part of the Purchase Price on a real by real basis, and be paid to Sellers within fifteen (15) days as of the effective use of the credit by the Target Company. Parties also agree that any and all fees, expenses and costs associated with the recovery of such Tax Credits shall be paid by the Sellers. Sellers shall have the right to verify Company’s balance sheets during any Earn-Out Period in order to check any Tax Credits referred in this section.

7.     NON-COMPETITION AND NON-SOLICITATION

7.1. Non-Competition Definitions. For the purpose of this Section 7, the terms listed below shall have the following meaning:

7.1.1. “Non-Competition Period” means a period of four (4) years following the Closing Date. However, for RAFAEL, jOÃO and WALTER, the four (4) years Non-Competition Period will begin on the date such Sellers no longer render their services to the Target Company.

7.1.2. “Relevant Person” means any Person who at any time during the period of six (6) months immediately preceding Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, means any Person who at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company was: (1) negotiating with the Sellers or the Target Company for the supply by or to the Sellers or the Target Company of goods and services; or (2) a vendor or customer of the Target Company; or (3) in the habit of dealing with the Sellers or the Target Company.

7.1.3. “Relevant Products or Services” means products or services which are competitive with or of the type supplied by the Sellers or the Target Company at any time during the period of six (6) months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, means products or services which are competitive with or of the type supplied by the Sellers or the Target Company at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company.

7.2. Non-Competition Obligations. The Sellers undertake to the Buyer that each of them will not (whether alone or in conjunction with, or on behalf of, another Person and whether directly or indirectly), without the prior written consent of the Buyer or unless required to do so by his or her service contract with the Buyer within the Territory of Brazil, during the Non-Competition Period, compete in any business in which the Sellers’ business or the Target Company’s business is being conducted (or which the Sellers or the Target Company were planning to enter at the date hereof, provided that it had already invested in preparing this move). Especially and without limiting the generality of the foregoing, the Sellers shall not:

7.2.1. within the Territory of Brazil during the Non-Competition Period, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Person for the sale, supply or purchase of Relevant Products or Services;

7.2.2. except for the normal operations of the Target Company subsequent to the Closing Date, within the Territory of Brazil during the Non-Competition Period, deal or contract with any Relevant Person in relation to the sale, supply or purchase of Relevant Products or Services;

7.2.3. within the Territory of Brazil during the Non-Competition Period, interfere, or seek to interfere, with the continuance of supplies to the Buyer or the Target Company from any vendor or other supplier who has been supplying goods or services to the Sellers or the Target Company at any time during the six (6) months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, means any vendor or other supplier who has been supplying goods or services to Sellers or the Target Company at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company, if such interference causes or would cause that vendor or supplier to cease supplying, or materially reduce its supply of, those goods or services;

7.2.4. within the Territory of Brazil during the Non-Competition Period, solicit or entice away, or endeavor to solicit or entice away, from the Buyer, or the Target Company, to the extent legally possible employ, any Person employed by, or who is or was a consultant to, the Buyer or the Target Company at the Closing Date or at any time during the period of six (6) months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, any Person employed by or who is or was a consultant to the Buyer or the Target Company at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company, where the Person in question either has Confidential Information or would be in a position to exploit the Buyer’s or Target Company’s trade connections;

7.2.5. within the Territory of Brazil during the Non-Competition Period, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognized stock exchange and which represent not more than three percent (3%) of the votes which could be cast at a general meeting) any other business which supplies Relevant Products or Services;

7.2.6. without prejudice to any rights to which the Buyer or the Target Company may be entitled under any applicable trademark infringement Laws or other Laws (or similar rights in any territory), within the Territory of Brazil during the Non-Competition Period, or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, during four (4) years from that Seller’s separation from the Target Company, use in connection with any business which is competitive with the Target Company’s business any name (in whatever form), which includes the name “Network1” or “N1” or any trading style, which is confusingly similar to that used by the Target Company;

7.2.7. without limiting the generality of the foregoing, the Sellers agree that during the Non-Competition-Period or while an officer of the Target Company, they will not, directly or indirectly, serve as a director, officer or employee of, or consultant to, or own interest in any entity that designs, creates, manufactures, markets, distributes, sells or provides any Relevant Products and Services;

7.2.8. ten percent (10%) of each Seller's individual consideration of the Initial Purchase Price, together with the remaining Purchase Price percentage paid by Buyer to Sellers, shall compensate each Seller for adhering to the undertaking pursuant to this Non Competition Section 7. Such allocation is subject to change based on the final result of the appraised value of the Target Company. The Sellers shall not be entitled to any further compensation payments;

7.2.9. should any individual provisions of this Section 7 be ruled invalid by a court of competent jurisdiction, either in part or in full, such invalidity will not affect the validity of the other provisions of this Section 7 and of this Agreement. The invalid provision shall be replaced by a provision, which comes closest in purpose to the invalid provision in a legally effective form. The same shall apply if the invalidity of a provision is based upon a measurement of performance or time, in which case the invalid provision will be deemed to apply to the fullest extent permitted by Law. In case of conflict between the terms of this Section 7 and any other non-compete obligations of Sellers, the terms of this Section 7 shall prevail.

7.3. Damages for Breach of Section 7. The Sellers shall be obliged to pay to the Buyer a contractual penalty for each case of breach of the obligations set forth in this Section 7. The amount of the penalty shall be twenty thousand Reais (R$ 20,000.00) for each breach. Upon receipt of a written reminder, every two weeks period of continued breach shall be considered another case of breach. Further claims of Buyer, in particular claims for damages, shall not be affected. Buyer shall not be deemed to have waived the requirement of the Sellers, and the Sellers shall not be deemed to be relieved from their obligations to comply with the obligations of Section 7 by Buyer accepting payment of such penalty or seeking any other remedy available to which Buyer may be entitled under this Agreement or applicable law. The breach of this Section 7 shall also give cause to the termination of the Officers' Service Agreement.

8.     CONFIDENTIALITY

8.1. Confidentiality Obligations. Any and all information delivered by one Party to another, orally or written (“Confidential Information”), shall be considered as confidential, and shall not be disclosed to third parties, except upon prior and written authorization of the Party disclosing such information. The Confidential Information received cannot be used for any other purpose other than those related to this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that following the Closing Date, the Buyer and the Target Company shall be free to use and disclose any Confidential Information relating to the Target Company and its business without the consent of the Sellers even if such confidential information was disclosed to the Buyer by the Sellers. The above mentioned provisions do not apply in case of:

8.1.1. information that, at the moment of disclosure, is in the public domain;

8.1.2. information disclosed to the Parties by third parties without similar confidentiality obligations;

8.1.3. information disclosed with express authorization of the other Party; and

8.1.4. information required for disclosure pursuant to United States Laws and securities rules and regulations.

8.2. Term of Confidentiality Obligations. The provisions of this Section shall remain in force for a period of four (4) years after the Closing Date.

9. INDEMNIFICATION

9.1. Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in Section 9.3, and notwithstanding any investigation conducted at any time by or on behalf of the Buyer, the Sellers or the Target Company, all representations, warranties, covenants and agreements of the Buyer, the Sellers, the Target Company and its Subsidiaries in this Agreement and in any other agreements, documents or certificates executed or delivered by the Buyer, any of the Sellers, the Target Company or its Subsidiaries pursuant to this Agreement or the Transaction Documents shall survive the execution, delivery and performance of this Agreement and any additional documents.

9.2. Indemnification.

a) Subject to the limitations and other provisions set forth in this Section 9, RAFAEL shall fully indemnify and hold harmless the Buyer and its Affiliates and Subsidiaries, and their respective officers, directors, successors, representatives and assigns (the “Buyer Indemnified Party”), from and against any and all losses, Liabilities, damages, demands, Claims, suits, actions, judgments or causes of action, assessments, costs and expenses (including reasonable interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any Claim), and any and all amounts paid in settlement of any Claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by a Buyer Indemnified Party as a result of or arising from any of the following (individually a “Buyer Indemnifiable Claim” and collectively “Buyer Indemnifiable Claims” when used in the context of a Buyer Indemnified Party as the Indemnified Party):

(i) any inaccuracy in or breach or nonfulfillment of any of the representations or warranties made by the Sellers in this Agreement or in the Transaction Documents;

(ii) any breach or non-performance of any covenant, agreement or obligation to be performed by any of the Sellers pursuant to this Agreement or the Transaction Documents;

(iii) any Damages related to the Target Company or its Subsidiaries arising from acts, facts, activities or omissions taking place until (and including) the Closing Date;

(iv) any Taxes payable by the Sellers for any period, and any Taxes payable by Target Company or its Subsidiaries relating to any period prior to the Closing Date, as long as they can be classified as Damages.

(v) any violation of labor Laws by the Target Company or its Subsidiaries prior to the Closing Date, as long as they can be classified as Damages;

(vi) any Damages arising out of the operation of the Target Company and its Subsidiaries prior to the Closing Date; without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, taxes, penalties, interests, assessments, or awards arising from any Claim of or relating to the failure to create or formally establish a branch or administrative branch or representative office in any location where the Target Company has both employees and real property interests;

(vii) without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, penalties, interests, assessments, or awards arising from any Claim of or relating to any extended warranty program liability of the Target Company or its Subsidiaries;

(viii) without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, penalties, interests, assessments, or awards arising from any Claim of or relating to any Claim related to independent contractors.

b) Subject to the limitations and other provisions set forth in this Section 9, the Buyer hereby covenants and agrees to indemnify and hold harmless the Sellers and their respective Affiliates, and Subsidiaries or related parties, and their respective officers, directors, successors, representatives and assigns, subject to the limitations on assignment of this Agreement set forth in Section 10.1 (each a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party as a result of or arising from any of the following (individually a “Seller Indemnifiable Claim” and collectively “Seller Indemnifiable Claims” when used in the context of a Seller Indemnified Party as the Indemnified Party):

(i) any inaccuracy in or breach or nonfulfillment of any of the representations or warranties made by the Buyer in this Agreement or in the Transaction Documents; or

(ii) any breach or non-performance of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement or the Transaction Documents.

c) The Buyer and the Sellers shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 9.2.(a) and Section 9.2.(b), respectively, if the same shall be suffered by any Subsidiary or Affiliate of the Buyer or the Sellers, including the Target Company.

d) The remaining Sellers, without any harm to RAFAEL's obligation under this Section, shall be liable to compensate RAFAEL for any such indemnification set for in this Section 9.2 in proportion to their respective interest ownership in the Target Company prior to the Closing Date. RAFAEL, hereby irrevocably and unconditionally, waives its right to claim benefício de ordem under articles 366, 827, 829, 834, 835, 836, 837, 838 and 839 of Brazil’s Código Civil and Article 595 of Brazil's Código de Processo Civil.

9.3. Limitations on Indemnification. The Parties’ respective rights to indemnification under this Section 9 are subject to the following limitations:

a) The Parties agree that the Indemnifying Party's indemnification obligation towards any of the Indemnified Parties for Damages under this Section 9 shall be triggered only if and each time the amount of such Damages exceeds eighty thousand Reais (R$ 80,000.00) (“Threshold”), provided, however, that each time the aggregate amount of Damages reaches such figure, then the Indemnifying Party shall be liable for the total accrued amount. Furthermore, the maximum aggregate Liability of the Sellers with respect to all Buyer Indemnifiable Claims, and the maximum aggregate Liability of the Buyer with respect to all Sellers Indemnifiable Claims, shall be equal to one hundred and one hundred and eighty nine million Reais (R$ 189,000,000.00) (“Cap”); provided, however, that any Buyer Indemnifiable Claim related to Taxes shall not be limited by the Threshold, Cap or any other limitation.

b) Subject to item (c) below, the indemnification obligations of the Parties with respect to any Buyer Indemnifiable Claims or Seller Indemnifiable Claims, as applicable, shall survive for six (6) years after Closing Date for tax matters, and 5 (five) years after the Closing Date for the remainder.

c) Notwithstanding the foregoing provisions of this Section 9.3, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Claim, suit or action, by reason of the termination otherwise provided for above.

d) The rights of the Parties for indemnification relating to this Agreement shall be limited to those contained in this Section 9, and such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under this Agreement other than as otherwise provided herein or for specific performance or injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same or for claims for fraud.

e) To the extent permitted by Applicable Law, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

9.4. Procedure for Indemnification with Respect to Third Party Claims.

a) If the Indemnified Party becomes aware of facts which give rise or threaten to give rise to obligations to indemnify such Indemnified Party pursuant to this Section, regardless of whether or not the Indemnifiable Claim involves a third party, the Indemnified Party shall send written notice ("Notification") to the Indemnifying Party promptly and, in no event more than ten (10) Business Days or one-third (1/3) of the legal term (if applicable to such Indemnifiable Claim according to the applicable laws), whichever is shorter, following receipt by such Indemnified Party of notice of the Indemnifiable Claim, disclosing the details thereof. In the event an Officer and Seller of the Target Company becomes aware of facts giving rise or threatening to give rise to a Buyer Indemnifiable Claim post-closing, such Officer and Seller shall immediately notify the Buyer of the same in writing. The Indemnifying Party shall respond within ten (10) Business Days or one-third (1/3) of the legal term (if applicable to such Indemnifiable Claim according to the applicable laws), whichever is shorter, from receipt of the Notification, electing one of the following options: (i) pay the Indemnifiable Claim; or (ii) perform remedial measures in connection with such Indemnifiable Claim; or (iii) dispute the Indemnifiable Claim explaining the reasons. In the event the Indemnifying Party elect either option (i) or option (ii) of this Section 9.4.(a), then the Indemnifying Party must perform such obligation(s) within forty-five (45) days or on the legal term (if applicable to solve such Indemnifiable Claim according to the applicable laws), whichever is shorter, of receipt of the Notification and obtain written release and settlement from the third party, if applicable. The Parties agree to cooperate in the resolution of an Indemnifiable Claim. If the Indemnified Party duly notifies the Indemnifying Party and the Indemnifying Party fails to respond within ten (10) Business Days or one-third (1/3) of the legal term (if applicable to such Indemnifiable Claim according to the applicable laws), whichever is shorter, as determined on this Section 9.4.(a), such failure shall be deemed as an acceptance of the Indemnifiable Claim. If the Parties do not reach an agreement within forty-five (45) days or on the legal term (if applicable to solve such Indemnifiable Claim according to the applicable laws), whichever is shorter, from the receipt of the Notification, provided, however, that no delay in delivering any Notification shall relieve the Indemnifying Party from its obligations hereunder, the Indemnifying Claim shall be considered under dispute. The dispute shall then be settled in accordance with the arbitration rules provided for in Section 10.9 of this Agreement.

b) If an Indemnifiable Claim involves any third party, the Indemnifying Party shall respond within ten (10) days or one-third (1/3) of the legal term (if applicable to such Indemnifiable Claim according to the applicable laws), whichever is shorter, of the Notification with its election to (i) pay the Indemnifiable Claim within forty-five (45) days or on the legal term (if applicable to solve such Indemnifiable Claim according to the applicable laws), whichever is shorter, from the receipt of the Notification; or (ii) dispute the Indemnifiable Claim by exclusively assuming the judicial or extrajudicial defense of such claim and its related costs including posting bonds or other guarantees required by the court. In case of a Buyer Indemnifiable Claim, both the Buyer and the Target Company shall be entitled to participate in the preparation of the defense through separate counsel chosen by it and at its sole cost and expense, but the Seller shall control such defense. In the event that the Sellers refuse to accept the Buyer Indemnifiable Claim per this Section 9.4.(b), the Buyer shall be informed of the Sellers’ decision within half of the time legally established to file a defense or, if the time legally established to file a defense is less than ten (10) days, the Buyer or the Target Company shall assume the defense of the Indemnifiable Claim at the risk and cost of the Sellers, and the Sellers may later decide to participate in or assume the defense. In the event an Officer and Seller of the Target Company becomes aware of facts giving rise or threatening to give rise to a Buyer Indemnifiable Claim, such Officer and Seller shall immediately notify Buyer of same in writing.

c) If an Indemnifiable Claim arises out of a temporary restraining order or injunction, considering the short term to present a defense to such a claim, the Party involved shall assume the defense without first notifying the other Party. The Parties shall discuss the subsequent defense action(s) of such Indemnifiable Claim which shall either be assumed by both or one of the Parties. The Parties shall follow the established procedure in Section 9.4.(b).

(d) If an Indemnifiable Claim involves the responsibility of the Buyer and the Sellers, the Target Company shall always be the Party to take all actions to defend its interests and the Parties shall pay all defense costs (including posting bonds or other guarantees required by the court) and Damages (if any) proportionally to their respective responsibilities.

e) If the Indemnifying Party disputes its Liability with respect to an Indemnifiable Claim, it shall, within five (5) Business Days or one-third (1/3) of the legal term (if applicable to such Indemnifiable Claim according to the applicable laws), whichever is shorter, after receiving the Notification, give written notice of such dispute to the Indemnified Party, in which case both Parties shall endeavor to mutually agree in good faith to resolve such dispute. If the Parties are unable to resolve the Indemnifiable Claim within thirty (30) days or on the legal term (if applicable to solve such Indemnifiable Claim according to the applicable laws), whichever is shorter, after the Indemnifying Party delivers such notice, then either Party shall be entitled to pursue all available remedies to prosecute or defend against the Indemnifiable Claim. Pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim at the risk of the Indemnifying Party.

f) Notwithstanding anything in this Section 9.4. to the contrary, if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, its Subsidiaries or Affiliates, including the Target Company if the Buyer is the Indemnified Party, other than as a result of money damages or other monetary payments, then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim provided that the Indemnifying Party give written acceptance or fail to answer and agree that such Indemnifiable Claim may give rise to indemnification obligation by the Indemnifying Party. In such case, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim, unless such settlement, compromise or consent (a) includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its Subsidiaries and Affiliates, including the Target Company if the Buyer is the Indemnified Party) a release from all Liability in respect of such Indemnifiable Claim and (b) does not include a finding or admission by the Indemnified Party (and its Subsidiaries and Affiliates, including the Target Company if the Buyer is the Indemnified Party) of any violation of applicable Laws or any violation of the rights of any Person). Any settlement by an Indemnified Party, which might prevent the Target Company from maintaining its good standing and might affect the normal course of conduct of its business, shall be preceded by the express consent of the Target Company, the Buyer, and any other Party affected by such settlement.

g) For the avoidance of doubt, the failure or delay by an Indemnified Party to notify an Indemnifiable Claim to an Indemnifying Party within the period of time set forth in this Section 9.4. shall not release the Indemnifying

Party from their indemnification obligation hereunder, except if such failure or delay causes a Damage to the Indemnifying Party.

h) Sellers shall provide to Buyer quarterly updates for each Indemnifiable Claim in writing from Sellers’ outside counsel. Such written updates shall include status and procedural updates, potential outcomes, probability of success assessment, next steps, any other information the outside counsel considers relevant in relation to any Indemnifiable Claim.

9.5. Procedure for Indemnification with Respect to Non-Third Party Claims.

a) In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted (a “Claim Notice”). Where the matter giving rise to a breach of any undertaking or warranty is capable of remedy, the breach shall not entitle the Indemnified Party to indemnification hereunder unless written notice of the breach is given to the Indemnifying Party and the matter or default is not remedied within thirty (30) days after the date on which such Claim Notice is received. If the Indemnifying Party, within twenty (20) days after receiving such Claim Notice, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim.

b) If the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such twenty-day period, then the Parties shall endeavor in good faith to resolve the Indemnifiable Claim. If the Parties are unable to resolve the Indemnifiable Claim within sixty (60) days after the Indemnifying Party delivers such notice, then the Indemnifying Claim shall be considered under dispute. The dispute shall then be settled in accordance with the arbitration rules provided for in Section 10.9 of this Agreement.

10. MISCELLANEOUS PROVISIONS

10.1. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and heirs. No Party shall assign this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other Parties, except that the Buyer shall have the right to assign this Agreement and all or any part of its rights hereunder to any Subsidiary or Affiliate of the Buyer, but in such event the Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

10.2. Expenses. Except as otherwise provided in this Agreement, the Sellers and the Buyer to this Agreement shall bear their respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the transactions contemplated by this Agreement and the Transaction Documents. Accordingly, Sellers shall pay from their personal accounts (and not from any account of the Target Company) their advisors' fees and expenses.

10.3. Notices. All notices, requests and other communications to any Party hereunder shall be made in writing with proof of receipt and shall be delivered to such Party at its address set forth below or at such other addresses as shall be furnished by any Party by like notice to the others. Except as otherwise expressly provided herein, each such notice, request or other communication shall be effective upon the earlier of (i) actual receipt, or (ii) receipt of confirmation of delivery, in each case at the address specified in this Section 10.3.

(a)    If to the Buyer, to:

CDC BRASIL DISTRIBUIDORA DE TECNOLOGIAS ESPECIAIS LTDA.
Avenida Rui Barbosa, 2529, Galpão 12
Bairro Jardim Ipê
São José dos Pinhais, Paraná, CEP 83055-320
Attn.: Alexandre Machado de Campos Conde
E-mail: alexandre.conde@scansource.com.br

and

SCANSOURCE INC.
6 Logue Court
Greenville, SC 29615
Attn.: General Counsel
Email: john.ellsworth@scansource.com

Courtesy Copy: Demarest Advogados
Av. Pedroso de Moraes, 1.201Centro Cultural Ohtake
São Paulo, São Paulo, CEP 05419-001
Attn.: Paulo Frank Coelho da Rocha
E-mail: procha@demarest.com.br

(b)    if to the Sellers, to:

RAFAEL NASSAR PALONI
Alameda dos Jurupis, 777, apto 12, Moema,
São Paulo, São Paulo, CEP 04088-002
E-mail: rpaloni@intersmart.com.br

WALTER HADDAD UZUM
Rua Ministro Gabriel de Rezende Passos, 433, Moema, apt. 61
São Paulo, São Paulo, CEP 04521-022
E-mail: walter@intersmart.com.br

Courtesy Copy: Derraik & Menezes Associados
Rua Fidêncio Ramos, 195/141
Vila Olímpia
São Paulo, São Paulo, CEP 04551-010
Attn.: Rodrigo Menezes
E-mail: rodrigo.menezes@derraik.com.br

10.4. Entire Agreement. This Agreement, together with the Exhibits, the Schedules and the Transaction Documents, represents the entire agreement and understanding of the Parties hereto with reference to the transactions contemplated herein and therein. This Agreement supersedes all prior negotiations and agreements among the Parties relating to the subject matter of this Agreement.

10.5. Amendments. This Agreement may be amended only by a written instrument signed by the Parties.

10.6. Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement and the Parties agree to make appropriate modifications to this Agreement to cure the invalidity or unenforceability of any term or provision hereof.

10.7. Language. This Agreement is executed and shall be interpreted exclusively according to the English language.

10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, United States of America.

10.9. Dispute Resolution. In the event of any dispute, controversy or Claim arising out of or relating to this Agreement, the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties. If the Parties do not reach a settlement within a period of sixty (60) days, then, any unresolved dispute, controversy or Claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce.

10.9.1. The Parties shall have the right to submit the controversy to arbitration by means of a non-judicial notice to the other Parties (“Arbitration Notification”). The Arbitration Notification shall present the scope of the controversy as well as the name and address of the arbitrator selected by the claimant as determined in Section 10.9.2 below.

10.9.2. The Panel of Arbitrators shall consist of three arbitrators. One of them shall be appointed by the claimant in the Arbitration Notification. Another arbitrator shall be appointed by the other Party within thirty (30) days from the date of the receipt of the claimant’s Arbitration Notification.

10.9.3. The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within ten (10) days of the appointment of the second arbitrator, select a third neutral arbitrator, who shall not share the same nationality of either Party. In the event they are unable to do so, the third arbitrator shall be selected by the president of the International Chamber of Commerce. All three arbitrators shall provide a statement disclosing any relationship that might reasonably compromise his or her independence and/or impartiality.

10.9.4. The Panel of Arbitrators shall issue its ruling in order to resolve the controversy according to the provisions of this Agreement and based on New York State Substantive Law. The arbitration shall be held in the city of Miami, State of Florida, United States. The language of the arbitration shall be exclusively English. However, the Parties acknowledge and agree that documents in Portuguese may be accepted by the Panel of Arbitrators at its discretion.

10.9.5. The arbitration award shall be final and binding. It shall be in writing, accompanied by a reasoned opinion, rendered by majority vote, and issued within six (6) months of the commencement of arbitration, unless such time limit is extended by the arbitrators by majority vote. The amounts in the award shall be expressed in Reais (R$). The arbitrators may add interest rates to the amount of the award in case of payment delay according to the current commercial interest rate.

10.9.6. The arbitral award shall consist of a report, containing the Parties’ names and a summary of the case. It shall refer to the basis for the decision, address the material and legal aspects involved and specify whether the arbitrators rendered an award in equity or in law. The award shall also mention the provision by which the arbitrators were called into the dispute and the deadline for compliance with the decision. The award shall state the date and place where the award was rendered and it shall be duly signed by all arbitrators. In order to facilitate enforcement of the arbitral award, such award shall list all damages awarded and divide them into particularized categories. Each category shall clearly state the amount of damages awarded under that category.

10.9.7. The arbitration costs and expenses shall be borne by the non-prevailing Party. Each Party shall receive a copy of the hearings minute. The costs of such copies shall be divided equally between the Parties. Witness hearings shall be allowed.

10.9.8. Either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief as necessary to protect the right or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination on the merits of the controversy).

10.9.9. This arbitration clause shall be deemed independent from this Agreement; therefore, should this Agreement be considered invalid, such invalidity shall not render this arbitration clause null or void.

10.9.10. Authorized Initials. The Parties hereby authorize the persons identified below to initial, on their behalf, all the pages of this Agreement as well as the Exhibits:

Party	Name	Initial
Buyer	Max Hashimoto
Sellers	Ana Paula Von-Gusseck Ferreira
Target Company	Ana Paula Von-Gusseck Ferreira

11. DEFINITIONS

“Affiliates” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this paragraph, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Companies” means JP4 Investments LLC, Globaldata Network LLP, Intersmart Colombia, Intersmart Chile, Intersmart Mexico, Intersmart Peru and Intersmart USA.

“Accounts Receivable” means all the accounts and notes receivable by the Target Company including vendor receivables.

“Agreement or Definitive Agreement” means this Share Purchase and Sale Agreement between the Sellers and the Buyer dated as of January 8, 2015.

“Arbitration Notification” means the definition contained in Section 10.9.1. of this Agreement.

“Brazilian GAAP” means accounting principles generally accepted in Brazil applied consistently.

“Business Day” means any other day but Saturday, Sunday, holidays in the Federative Republic of Brazil, or those days in which commercial banks of the city of São Paulo are authorized to close by law.

“Buyer Indemnifiable Claim” or “Buyer Indemnifiable Claims” means the definition contained in Section 9.2.(a) of this Agreement.

“Buyer Indemnified Party” means the definition contained in Section 9.2.(a) of this Agreement.

“Cap” means the definition contained in Section 9.3 of this Agreement.

“Claim” means any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, Liability or expense.

“Claim Notice” means the definition contained in Section 9.5 of this Agreement.

“Confidential Information” means the definition contained in Section 8 of this Agreement.

“Closing Balance Sheet” means the definition contained in Section 6.2 (b) of this Agreement.

“Closing Date” has the meaning provided in the definition contained in Sections 3.1 of this Agreement.

“Contingency” means any and all potential liability, known or hidden, primary or ancillary, unfixed, not materialized, including, without limitation, civil obligations, taxes, labor, contractual and/or corporate.

“Credits” means any credit of any nature, included but not limited to loan, pledge, guarantee, warranty, promissory note, instrument of credit of any kind, extrajudicial or judicial enforcement instrument or collection right.

“Damages” means the definition contained in Section 9.2.(a) of this Agreement.

“Data Room” means the Internet site with limited controlled access (using a secure log-on supplied by the Sellers which can be disabled at any time by the Sellers) to which the Buyer and its advisers are given access.

"Earn-Out" has the meaning provided in the definition contained in Section 2.1.(c) of this Agreement.

"Earn-Out Escrow Amount" has the meaning provided in the definition contained in Section 2.1.1 of this Agreement.

“Earn-out Period” means the definition contained in Exhibit 2.1.(a) (1) of this Agreement.

“Employee Plan” means any employee share scheme of the Target Company in which the employees participate or are eligible to participate.

“Environmental Property” means the definition contained in Section 4.1.28 of this Agreement.

“Escrow Agent” means the bank HSBC Brasil as custodian bank for the Escrow Amount, as per Section 2.2.1.

"Escrow Agreement" means the definition provided in Section 2.2.1 of this Agreement.

“Final Closing Balance Sheet” means the definition contained in Section 6.2.(b) of this Agreement.

“Financial Statements” means the definition contained in Section 4.1.5 of this Agreement.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any official of any of the foregoing.

"Guidelines" means the definition contained in Exhibit 2.3 of this Agreement.

“Hazardous Materials” means a substance or material that a competent Governmental Authority has determined as capable of posing an unreasonable risk to health, safety, and property in specific conditions or circumstances.

“Indemnifiable Claim” or “Indemnifiable Claims” means any Claim indemnifiable under this Agreement, provided that the Parties hereby acknowledge and agree that Sellers shall be liable and subject to indemnification in favor of the Buyer in connection to a Buyer Indemnifiable Claim under this Agreement as set forth in Section 9.2 of this Agreement. The Parties hereby further acknowledge and agree that Buyer shall be liable and subject to indemnification in favor of a Seller in connection to a Seller Indemnifiable Claim under this Agreement as set forth in Section 9.2 of this Agreement.

“Indemnifiable Escrow Claim Settlement” means the definition contained in Section 2.2.4.

“Indemnified Party” means the definition contained in Section 9.3.(c) of this Agreement.

“Indemnifying Party” means the definition contained in Section 9.3.(c) of this Agreement.

“Initial Escrow Amount” means the amount equal to ten million Reais (R$10,000,000.00) to be deposited in the Escrow Account, as per Section 2.1.(b).

“Initial Purchase Price” has the meaning provided in the definition contained in Section 2.1.(a) of this Agreement.

“Insolvent” means the definition contained in Section 4.1.38 of this Agreement.

"Intellectual Property" means all patent rights, copyrights, copyright registration order, systems, software and any other similar Intellectual Property right, belonging to the Target Company and/or those that shall be used in the business of the Target Company.

"Intersmart Colombia" means the definition contained in Recital F of this Agreement.

"Intersmart Chile" means the definition contained in Recital F of this Agreement.

"Intersmart Mexico" means the definition contained in Recital F of this Agreement.

"Intersmart Peru" means the definition contained in Recital F of this Agreement.

"Intersmart USA" means the definition contained in Recital F of this Agreement.

“Inventory” means the definition contained in Section 4.1.10 of this Agreement.

“Knowledge” means, with respect to a matter, the actual knowledge of such matter or the knowledge of such matter that would have been obtained by the relevant Party or any of its representatives after due inquiry as would cause a reasonably prudent person to make due inquiry in respect of such matter and such reasonably prudent person would, after such due inquiry, gain such knowledge about such matter.

“Law” means and includes any federal, state, provincial, local, municipal, international, multinational law, ordinance, regulation, rule or principle of common law, regulation, statute, or treat, and any order of Governmental Authority relating to the foregoing.

“Liability” means all and any liability, known, primary or ancillary, fixed, overdue or to be overdue, including, without limitation, civil obligations, Taxes, labor, contractual and/or corporate.

“Lien” means, in relation to any property or assets, any mortgage, security, pledge, charges, security interests, trust receipt, conditional sale, encumbrance, or any other real right or warranty of any type, in relation to any property or assets.

“Material Contract” has the meaning provided in the definition contained in Section 4.1.7.10. of this Agreement.

“Non-Competition Period” means the definition contained in Section 7.1.1 of this Agreement.

“Notification” means the definition contained in Section 9.4.(a) of this Agreement.

“Ordinary Course of Business” means the conduct of the business of the Agreeing Parties and Target Company in accordance with the applicable Law, past practice and normal custom of the business.

“Person” means the natural person, a joint-stock company, a limited liability company, a joint venture, a trust or any other entity or organization, even without corporate personality including a government or its agencies or subdivisions or other entities.

“Purchase Price” means the definition contained in Section 2.1 of this Agreement.

“Real", "Reais" or "R$" means the currency of Brazil.

"Real Property" means the definition contained in Section 4.1.9 of this Agreement.

“Relevant Adverse Effect” means any event, fact or circumstance that occurred between August 14, 2014 and the Closing Date, which was not disclosed by the Sellers prior to the date hereof that: (i) individually or collectively result in Damages, liabilities, costs or expenses to the Target Company in an amount exceeding five million Reais (R$5,000,000.00); or (ii) results in an annual loss in net earnings of the Target Company of more than 3% (three percent) of the Target Company’s total gross revenues from the Closing Date.

“Relevant Person” means the definition contained in Section 7.1.2 of this Agreement.

“Relevant Products or Services” means the definition contained in Section 7.1.3 of this Agreement.

“Shares” means the definition contained in Recital E of this Agreement.

“Seller Indemnified Party” means the definition contained in Section 9.2.(b) of this Agreement.

“Seller Indemnifiable Claim” or “Seller Indemnifiable Claims” means the definition contained in Section 9.2(b) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation in which a majority of the total voting power of shares of stock of which such Person is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof and is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a

Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax(es)” mean(s) all and any federal, state and municipal taxes and any other taxes, charges, emoluments (including, but not limited to, taxes resulting from corporate operations, value added taxes, municipal tax on service, registry taxes, real estate taxes, and custom duties), as well as labor charges, social contributions including, but not limited to, social security contributions and health plan and supplementary private pension.

"Tax Credits" has the meaning provided in the definition contained in Section 6.5. of this Agreement.

“Tax Escrow” has the meaning provided in the definition contained in Section 2.2.2.(b) of this Agreement.

“Tax Returns” means returns, declarations, reports, Claims for refund, information returns or other documents (including any supporting exhibits, statements or information required to be attached thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Territory of Brazil” means the territory of the Federative Republic of Brazil in accordance with international law and Brazilian law.

“Threshold” means the definition contained in Section 9.3 of this Agreement.

"Total Escrow Amount" has the meaning provided in the definition contained in Section 2.1.1. of this Agreement.

“Transaction” means the definition contained in Section 1.1 of this Agreement.

“Transaction Documents” means this Agreement and its Exhibits, and any other document related to this Agreement.

“US GAAP” means accounting principles generally accepted in the United States of America applied consistently

EXHIBIT LIST

Exhibit 2.1.(a)(1)
Calculation of Initial Purchase Price

Exhibit 2.1.(a)(2)
Sellers’ Wiring Instructions

Exhibit 2.1.(c)(1)
Earn-Out Calculation

Exhibit 2.1.(c)(2)
Form of Annual Certification

Exhibit 2.1.(c)(3)
Adjusted EBITDA For Earn-Out Calculations

Exhibit 2.2.1.
Escrow Agreement

Exhibit 2.2.5.
Release of the Escrow Amount

Exhibit 2.3.
Target Company’s Operating Model

Exhibit 3.2 (c)
Officers' Service Agreement

Exhibit 3.2.(e)
Legal Opinion from the Sellers' Counsel

Exhibit 3.2.(h)
Letters of Resignation from Directors and Officers other than Rafael, Walter and João

Exhibit 3.2.(i)
List of Bank Mandates and Existing Powers of Attorneys

Exhibit 3.2. (k)
Purchase Price Guaranty

Exhibit 4.1.1.(a)
Organization - List of Target Company's Subsidiaries and Branches and Sellers' Participations

Exhibit 4.1.1.(b)
Business Arrangements or Relationships Between Sellers and the Target Company

Exhibit 4.1.1.(c)
Target Company’s and its Subsidiary Current Bylaws

Exhibit 4.1.2.
Capitalization, Ownership of the Shares

Exhibit 4.1.5.
Target Company’s Audited Financial Statements and other Financial Information

Exhibit 4.1.7.
Absence of Certain Changes or Events Outside of the Ordinary Course of Business

Exhibit 4.1.7.1
Amendments to the By-laws

Exhibit 4.1.7.9.
Liability for any Distribution, Dividend or Similar Payment

Exhibit 4.1.8.
Exceptions to Assets Authorized for the use in the Regular Performance of Business

Exhibit 4.1.9.
Real Property and Leases

Exhibit 4.1.10.
Exceptions to wholly-owned Inventories

Exhibit 4.1.12.
Exceptions to the Absence of Undisclosed Liabilities

Exhibit 4.1.13.
List of Agreements

Exhibit 4.1.14.(d)(1)
Potential Bad Debts

Exhibit 4.1.14.(d)(2)
Reserves for potential Bad Debt

Exhibit 4.1.14.(e)
Bankruptcy

Exhibit 4.1.16.
List and description of Indebtedness and Bank Accounts

Exhibit 4.1.17.
List and description of Insurance Policies

Exhibit 4.1.19.
List of Tax Lawsuits

Exhibit 4.1.19 (a)
Copies of Tax Returns

Exhibit 4.1.19.(b)
List of Tax Investigation Procedures

Exhibit 4.1.20.
List of Licenses and Permits

Exhibit 4.1.21.
List of Pending Litigation

Exhibit 4.1.22 (a).
List of Pending Labor Claims

Exhibit 4.1.22.(b)
List of Employees

Exhibit 4.1.22.(c)
Employees Benefits

Exhibit 4.1.22.(d)
Service or Outsourced Contractor Agreements

Exhibit 4.1.23.
Exceptions to the Compliance with Employee Benefit Matters

Exhibit 4.1.24.
List and description of Employees’ Injuries

Exhibit 4.1.26.
List of Intellectual Property

Exhibit 4.1.28
Exceptions to the Environmental Waste Disposals

Exhibit 4.1.28.1.
Exceptions to Environmental Hazardous Materials

Exhibit 4.1.28.2.
List of Documents, Filings, Reviews, Audits Regarding Environmental Property

Exhibit 4.1.28.5.
List of Sites Regarding Hazardous Materials Disposal

Exhibit 4.1.30.
Exceptions of events out of the Ordinary Course of Business and No Material Adverse Change

Exhibit 4.1.34.
Customers and Suppliers - Material Change

Exhibit 4.1.34.(a)
Customers and Suppliers - Top 20

Exhibit 4.1.35.(c)(1)
Back-Up System

Exhibit 4.1.37.
Conflicts of Interest

Exhibit 4.1.39.
Copies of the Standards Terms and Conditions of Sale or Lease of Target Company and its Subsidiaries

Exhibit 4.1.42
List of Powers of Attorney in Force

Exhibit 6.2.(a)
Post-Closing Obligations

Exhibit 6.5
Target Company’s Tax credits.

In witness whereof, this Agreement was executed in 04 (four) equal counterparts by the Parties duly authorized representatives, in the presence of the 02 (two) undersigned witnesses.

[Follows to the Signature Page]

(signature pages of the Share Purchase and Sale Agreement, dated January 8, 2015, executed by and among CDC Brasil Distribuidora de Tecnologias Especiais Ltda., Global Data Network LLP, Rafael Nassar Paloni, João Ricardo De Toledo, Walter Haddad Uzum.)

São Paulo, January 8, 2015.

___/s/ Alexandre Code_______________________________________
By CDC BRASIL DISTRIBUIDORA DE TECNOLOGIAS ESPECIAIS LTDA.
Name: Alexandre Conde
Title: President

___/s/ Rafael Nassar Paloni___________________________________
By GLOBAL DATA NETWORK LLP
Name: Rafael Nassar Paloni
Title: Member

___/s/ Rafael Nassar Paloni___________________________________
RAFAEL NASSAR PALONI

___/s/ Joao Ricardo de Toledo________________________________
JOÃO RICARDO DE TOLEDO

___/s/ Walter Haddad Uzum___________________________________
WALTER HADDAD UZUM

___/s/ Walter Haddad Uzum__/s/ Rafael Nassar Paloni____________
By INTERSMART COMÉRCIO IMPORTAÇÃO, EXPORTAÇÃO DE     EQUIPAMENTOS     ELETRÔNICOS S.A.
Name: Walter Haddad Uzum Rafael Nassar Paloni
Title: Director         President

Witnesses:

1.    /s/ Silvia Yumi Kawagoe        2. /s/ Dulcemara de Oliveira
Name: Silvia Yumi Kawagoe        Name: Dulcemara de Oliveira
ID No.:    ****                ID No.: ****

Disclosure Schedules and Exhibits are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  ScanSource, Inc. will supplementally provide a copy of such schedules to the Commission upon request.